EXHIBIT 4.1
CUSIP No. 067809CA7
EXECUTION VERSION

FIFTH AMENDED AND RESTATED
$500,000,000
SENIOR UNSECURED
REVOLVING CREDIT
AGREEMENT
Dated as of September 27, 2011
among
BANK OF AMERICA, N.A.,
as Administrative Agent
THE LENDERS LISTED ON SCHEDULE I HERETO
and
BARNES GROUP INC.,
BARNES GROUP SWITZERLAND GmbH, Nevis Branch and
BARNES GROUP LUXEMBOURG (NO. 1) S.À R.L.
as Borrowers
with
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC and
RBS CITIZENS, N.A.
as Co-Lead Arrangers and Book Managers

and
J.P. MORGAN SECURITIES LLC and
RBS CITIZENS, N.A.
as Co-Syndication Agents

and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Documentation Agent

i

(continued)

(continued)

	7.7	Litigation	Page
	7.8	Compliance with Other Instruments, Laws, Etc	63
	7.9	Tax Status	63
	7.10	No Event of Default	63
	7.11	Investment Company Act	64
	7.12	Certain Transactions	64
	7.13	Employee Benefit Plans	64
	7.14	Use of Proceeds	64
	7.15	Environmental Compliance	65
	7.16	Subsidiaries, Etc	65
	7.17	Disclosure	67
	7.18	Foreign Asset Control Regulations, Etc	67
8.	AFFIRMATIVE COVENANTS		67
	8.1	Punctual Payment	67
	8.2	Maintenance of Office	68
	8.3	Records and Accounts	68
	8.4	Financial Statements, Certificates and Information	68
	8.5	Notices	68
	8.6	Legal Existence; Maintenance of Properties	70
	8.7	Insurance	71
	8.8	Taxes	71
	8.9	Inspection of Properties and Books, Etc	71
	8.10	Compliance with Laws, Contracts, Licenses, and Permits	71
	8.11	Employee Benefit Plans	72
	8.12	Use of Proceeds	72
	8.13	Further Assurances	73
9.	CERTAIN NEGATIVE COVENANTS		73
	9.1	Restrictions on Indebtedness	73
	9.2	Restrictions on Liens	77
	9.3	Restrictions on Investments	75

(continued)

(continued)

v

(continued)

Exhibits

Exhibit A	Form of Note
Exhibit B-1	Form of Loan Request
Exhibit B-2	Form of Swing Line Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Assignment and Assumption
Exhibit E	Guaranty
Exhibit F	BGI Guaranty
Exhibit G	Barnes Luxembourg Guaranty
Exhibit H	Barnes Switzerland Guaranty

Schedules

Schedule 1	Lenders and Commitments
Schedule 1-A	Mandatory Cost Formulae
Schedule 7.4.1	Fiscal Year Not Ending on December 31
Schedule 7.13.4	Pension Plans
Schedule 7.16	Subsidiaries, Etc.
Schedule 9.1	Existing Senior Debt
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments
Schedule 16.6.1	Addresses for Notices

FIFTH AMENDED AND RESTATED
REVOLVING CREDIT
AGREEMENT
This FIFTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is made as of September 27, 2011, by and among Barnes Group Inc. (“BGI”), a Delaware corporation having its principal place of business at 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011, Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland and an indirect, wholly-owned Subsidiary of BGI, registered at Alte Haslenstrasse 29, 9053 Teufen, Switzerland, acting through its Nevis Branch having its registered office at Four Seasons Estates, Villa 1426, Palm Grove Villas, Nevis & Saint Kitts, West Indies (“Barnes Switzerland”) and Barnes Group Luxembourg (No. 1) S.à r.l., a private limited liability company organized under the laws of Luxembourg and a wholly-owned Subsidiary of BGI, registered at 102, rue des Maraîchers, L-2124 Luxembourg, Grand-Duchy of Luxembourg (“Barnes Luxembourg” and, together with BGI and Barnes Switzerland, the “Borrowers”, and each individually, a “Borrower”), and Bank of America, N.A. (“Bank of America”), a national banking association, and the other lending institutions listed on Schedule 1 (the “Lenders”) and Bank of America, as administrative agent for itself and such other lending institutions (the “Administrative Agent”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBS Citizens, N.A., as Co-Lead Arrangers (the “Lead Arrangers”), J.P. Morgan Securities LLC and RBS Citizens, N.A., as Co-Syndication Agents (the “Syndication Agents”), and Wells Fargo Bank, National Association, as Documentation Agent (the “Documentation Agent”).
WHEREAS, pursuant to that certain Fourth Amended and Restated Revolving Credit Agreement, dated as of September 19, 2007 (as amended and in effect from time to time, the “Existing Credit Agreement”), by and among BGI, Barnes Switzerland, certain of the Lenders, the Administrative Agent, and certain other parties thereto, such Lenders have made available certain financing to the Borrowers upon the terms and conditions contained therein; and
WHEREAS, the Borrowers have requested, among other things, to amend and restate the Existing Credit Agreement and the Lenders are willing to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Borrowers, the Lenders and the Administrative Agent agree that as of the date hereof, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein:
1.DEFINITIONS AND RULES OF INTERPRETATION.
1.1.    Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:
Accountants. PricewaterhouseCoopers LLP or any other nationally recognized independent auditors selected by BGI and reasonably satisfactory to the Administrative Agent.

Acquired Business. A company or business acquired by BGI or any of its Subsidiaries (through asset purchase or otherwise) in compliance with §9.5; provided that the company or business acquired will not be considered an Acquired Business until (a) BGI has delivered to the Administrative Agent historical financial statements of such company or business prepared in accordance with GAAP, an officer’s certificate pursuant to §9.5.1(a) and such other financial information reasonably requested by the Administrative Agent and (b) the Administrative Agent has consented in writing to the designation of such acquired company or business as an Acquired Business, such consent not to be unreasonably withheld or delayed.
Additional Commitment Lender. See §3.4(d).
Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrowers pursuant to §8.4(c).
Administrative Agent. Bank of America, N.A., acting as agent for the Lenders and each other Person appointed as the successor Administrative Agent in accordance with §14.9.
Administrative Agent’s Office. With respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 16.6.1 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.
Administrative Agent’s Special Counsel. Bingham McCutchen LLP, or such other counsel as may be approved by the Administrative Agent.
Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.
Affected Lender. See §5.11.
Affiliate. (a) When used generally, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (b) when used with respect to the Borrowers, any Person that would be considered to be an affiliate of BGI under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if BGI were issuing securities.
Agreement Currency. See §16.16.
Alternative Currency. Each of Euro, Sterling, Swiss Franc, and each other currency (other than Dollars) that is approved in accordance with §1.5.
Alternative Currency Equivalent. At any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

Alternative Currency Sublimit. An amount equal to $200,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Total Commitments.
Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Leverage Ratio, as determined for the four (4) consecutive fiscal quarters then ending of BGI and its Subsidiaries ending on the last day of the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Leverage Ratio	Eurocurrency Rate Loans	Letter of Credit	Base Rate Loans	Facility Fee
I	Less than 2.00:1	1.10%	1.1%	0.10%	0.15%
II	Less than 2.25:1 but greater than or equal to 2.00:1	1.18%	1.18%	0.17%	0.20%
III	Less than 2.50:1 but greater than or equal to 2.25:1	1.28%	1.28%	0.28%	0.23%
IV	Less than 2.75:1 but greater than or equal to 2.50:1	1.38%	1.375%	0.38%	0.25%
V	Less than 3.00:1 but greater than or equal to 2.75:1	1.48%	1.48%	0.48%	0.28%
VI	Less than 3.25:1 but greater than or equal to 3.00:1	1.58%	1.58%	0.58%	0.30%
VII	Greater than or equal to 3.25:1	1.70%	1.70%	0.70%	0.30%
If the Borrowers fail to deliver any Compliance Certificate pursuant to §8.4(c) hereof, then for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above. Notwithstanding the foregoing, the Applicable Margin on the Closing Date shall be at Level II and, thereafter, the Applicable Margin shall be no lower than Level II until the first Adjustment Date to occur following the fiscal quarter ending on or about December 31, 2011.
Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to any Borrower or any of its Subsidiaries.
Applicable Time. With respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Asset Sales. A sale, sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than a Loan Party), in one transaction or a series of transactions, by any Loan Party or any of its Subsidiaries, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, such Loan Party or any such Subsidiary, including, without limitation, any transactions permitted under §§9.5 and 9.6.
Assignee Group. Two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
Assignment and Assumption. See §15.1.
Assignment Fee. See §15.1.
Attributable Debt. In respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
Auto-Extension Letter of Credit. See §4.2.
Balance Sheet Date. December 31, 2010.
Bank of America. Bank of America, N.A., a national banking association, in its individual capacity.
Barnes Luxembourg. Barnes Group Luxembourg (No. 1) S.à r.l., a private limited liability company organized under the laws of Luxembourg and an indirect, wholly-owned Subsidiary of BGI, registered at 102, rue des Maraîchers, L-2124 Luxembourg, Grand-Duchy of Luxembourg.
Barnes Luxembourg Guaranty. The guaranty dated as of the date hereof executed pursuant to §6.2 in favor of the Administrative Agent and the Lenders, of the payment and performance of the Barnes Switzerland Obligations in the form of Exhibit G attached hereto.
Barnes Luxembourg Loans. Revolving Credit Loans made or to be made by the Lenders to Barnes Luxembourg pursuant to §2.
Barnes Luxembourg Obligations. All Obligations of Barnes Luxembourg with respect to the Barnes Luxembourg Loans and the Barnes Luxembourg Guaranty.

Barnes Switzerland. Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland and an indirect, wholly-owned Subsidiary of BGI, registered at Alte Haslenstrasse 29, 9053 Teufen, Switzerland, acting through its Nevis Branch having its registered office at Four Seasons Estates, Villa 1426, Palm Grove Villas, Nevis & Saint Kitts, West Indies.
Barnes Switzerland Guaranty. The guaranty dated as of the date hereof executed pursuant to §6.2 in favor of the Administrative Agent and the Lenders, of the payment and performance of the Barnes Luxembourg Obligations in the form of Exhibit H attached hereto.
Barnes Switzerland Loans. Revolving Credit Loans made or to be made by the Lenders to Barnes Switzerland pursuant to §2.
Barnes Switzerland Obligations. All Obligations of Barnes Switzerland with respect to the Barnes Switzerland Loans and the Barnes Switzerland Guaranty.
Base Rate. means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.
BGI. Barnes Group Inc., a Delaware corporation.
BGI Guaranty. The guaranty dated as of the date hereof executed pursuant to §6.2 in favor of the Administrative Agent and the Lenders, of the payment and performance of the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations in the form of Exhibit F attached hereto.
BGI Loans. Revolving Credit Loans other than the Barnes Luxembourg Loans and the Barnes Switzerland Loans.
Borrower(s). As defined in the preamble hereto.
Borrower Materials. See §8.4.
Business Day. Any day on which banking institutions in New York, New York are open for the transaction of banking business and, in the case of Eurocurrency Rate Loans, also a day which is a Eurocurrency Business Day.

Capitalized Leases. Leases under which BGI or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.
Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
Cash Collateralize. To pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Bank or Swing Line Lender (as applicable) and the Lenders, as collateral for Letter of Credit Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Bank or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
Change in Law. The occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
Change of Control. If (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under said Act) of thirty percent (30%) or more of BGI’s outstanding Voting Stock; provided, however, that members of the Barnes family, Bank of America and any of its Affiliates (to the extent that it owns stock in which a member of the Barnes family has an interest), the Barnes Group Inc. Retirement Savings Plan and Fidelity Management Trust Company, in its capacity as trustee under such plan, and employees of BGI (except employees of BGI who became beneficial owners of more than ten percent (10%) of BGI’s Voting Stock prior to becoming employees of BGI) shall not be counted as a Person for purposes hereof, or (b) a “change of control” occurs under any Indebtedness of any Borrower or Guarantor of at least $20,000,000, or (c) BGI fails to own, directly or indirectly, 100% of the stock of Barnes Luxembourg or Barnes Switzerland except for any nominal interest (5% or less) required to be held by a third party.

Closing Date. September 27, 2011.
Co-Lead Arrangers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBS Citizens, N.A.
Code. The Internal Revenue Code of 1986, as amended.
Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers or either of them, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.
Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders subject to adjustment as provided in §5.14.
Compliance Certificate. See §8.4(c).
Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of BGI and its Subsidiaries, consolidated in accordance with GAAP.
Consolidated Cash Interest Expense. As of the last day of any fiscal quarter, the amount of interest expense, paid or payable in cash, of the Borrowers, their Subsidiaries, and Acquired Businesses (to the extent that such Acquired Business is included in the calculation of Consolidated EBITDA for such period), for the four fiscal quarters ended on such date, determined on a consolidated basis in accordance with GAAP for such period. Except to the extent approved by the Administrative Agent, all Indebtedness incurred in connection with the acquisition of any Acquired Business shall be deemed to have been incurred at the beginning of the four fiscal quarters ended on the last day of such fiscal quarter and to have borne interest at a rate no less than the sum of (a) the arithmetic mean of (x) the Eurocurrency Rate for Eurocurrency Rate Loans having an Interest Period of one month in effect on the first day of the four (4) consecutive fiscal quarters then ending and (y) the Eurocurrency Rate for Eurocurrency Rate Loans having an Interest Period of one month in effect on the last day of the four (4) consecutive fiscal quarters then ending plus (b) the Applicable Margin for Loans then in effect (after giving effect to such acquisition on a pro forma basis).
Consolidated EBITDA. For any period, Consolidated Net Income of the Borrowers, their Subsidiaries and, without duplication, the Acquired Businesses (excluding, without duplication, (a) extraordinary gains and losses in accordance with GAAP, (b) gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses, and (c) gains or losses on discontinued operations) for the four fiscal quarters ended on such date, plus (i) to the extent deducted in computing Consolidated Net Income of the Borrowers, their Subsidiaries and, without duplication, the Acquired Businesses, the amount of interest expense, accrued (including, for the avoidance of doubt, imputed interest on convertible notes) or paid, during such period, plus (ii) to the extent deducted in computing such Consolidated Net Income of the Borrowers, their Subsidiaries and, without duplication, the Acquired Businesses, the sum of income taxes, depreciation and amortization for such period, plus (iii) due diligence and transaction expenses in connection with acquisitions and Asset Sales permitted hereunder (whether or not consummated) in an amount not to exceed $500,000 in any four fiscal quarter period, plus (iv) broker fees and success fees in connection with acquisitions and Asset Sales permitted hereunder in an amount not to exceed $6,000,000 in the aggregate over the term of this Credit Agreement. The financial results of any Acquired Businesses acquired at any time during the period tested shall be included as if such Acquired Business had been acquired as of the first day of the period tested.
Consolidated Net Income. The consolidated net income (or deficit) of BGI and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP (excluding any losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill identified in accordance with FASB ASC 350).
Consolidated Senior Debt. Consolidated Total Debt less the outstanding amount of any Subordinated Debt.
Consolidated Total Assets. All assets of BGI and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
Consolidated Total Debt. With respect to BGI and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of BGI and its Subsidiaries, on a consolidated basis, outstanding on such date for borrowed money or the deferred purchase price of property including, without limitation, in respect of any Synthetic Leases or any Capitalized Leases, plus (b) Indebtedness of the type referred to in clause (a) of another Person (not including BGI or its Subsidiaries) guaranteed by BGI or its Subsidiaries.
Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
Conversion Request. A notice given by a Borrower to the Administrative Agent of such Borrower’s election to convert or continue a Loan in accordance with §2.7.
Credit Agreement. This Fifth Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.
Debtor Relief Laws. The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
Default. See §13.1.

Defaulting Lender. Subject to §5.14.2, any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and BGI in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified BGI or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and BGI), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
Derivative Contract. See the definition of “Indebtedness”.
Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of such Person.
Documentation Agent. As defined in the preamble hereto.
Dollars or $. Dollars in lawful currency of the United States of America.
Dollar Equivalent. At any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.7.
Eligible Assignee. Any of (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Issuing Bank and Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, BGI (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates.
EMU. The economic and monetary union established in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
EMU Legislation. The legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
Environmental Laws. Any and all Federal, provincial, state, local and foreign statutes, law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to health, safety or the environment, including but not limited to, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act and the Toxic Substances Control Act.
ERISA. The Employee Retirement Income Security Act of 1974, as amended.
ERISA Affiliate. Any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of §414(b) or (c) of the Code (and §§414(m) and (o) of the Code for purposes of provisions relating to §412 of the Code).
ERISA Event. (a) A Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan subject to §4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in §4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under §4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under §§4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under §4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of §§430, 431 and 432 of the Code or §§303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under §4007 of ERISA, upon a Borrower or any ERISA Affiliate.
Euro and EUR. The lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
Eurocurrency Base Rate. See the definition of “Eurocurrency Rate”.
Eurocurrency Business Day. Any day: (a) on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurocurrency market, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan; (b) that is a TARGET Day, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan; (c) on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro; and (d) on which banks are open for foreign exchange business in the principal financial center of the country of such currency, if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings).
Eurocurrency Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office or offices as a Lender may from time to time notify BGI and the Administrative Agent in writing.
Eurocurrency Rate. For any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:
Eurocurrency Rate =                Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage
Where,
“Eurocurrency Base Rate” means:
(a)    for such Interest Period the rate per annum equal to the British Bankers Association Eurocurrency Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. (London time) determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
Eurocurrency Rate Loans. Loans bearing interest calculated by reference to the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
Event of Default. See §13.1.
Excluded Taxes. With respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Eurocurrency Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of §5.12.5(b), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under §5.11), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Eurocurrency Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of §5.12.5(b), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Eurocurrency Lending Office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to §5.12.1(b) or §5.12.3, and (e) in the case of a Foreign Lender, taxes imposed on any “withholdable payment” as a result of the failure of such recipient of such payment to satisfy the applicable requirements as set forth in FATCA.
Existing Credit Agreement. As defined in the preamble hereto.
Existing Maturity Date. See §3.4(a).
Existing Senior Debt. Indebtedness of BGI and its Subsidiaries in existence as of the Closing Date and listed on Schedule 9.1 hereof.
Existing Subordinated Debt. Indebtedness of BGI incurred pursuant to the Existing Subordinated Debt Transactions.
Existing Subordinated Debt Transactions. The convertible senior subordinated debt offerings by BGI of the Existing Subordinated Notes.
Existing Subordinated Notes. The 3.375% Convertible Senior Subordinated Notes due 2027 issued by BGI on March 12, 2007.
Extending Lender. See §3.4(e).
Facility Fee. See §2.2.
FASB ASC. The Accounting Standards Codification of the Financial Accounting Standards Board.
FATCA. Means Sections 1471 through 1474 of the Code and any regulation or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the United States Internal Revenue Service thereunder).
Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
Fee Letter. The fee letter dated August 22, 2011 among BGI, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
Fees. Collectively, the Facility Fee, the Letter of Credit Fees, the Administrative Agent’s Fee and the Upfront Fees paid to the Lenders to obtain their commitments hereunder.
Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).
Foreign Lender. Any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the Issuing Bank). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
GAAP or generally accepted accounting principles. (a) When used herein, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect on the Balance Sheet Date, subject to Section 1.3, and (ii) to the extent consistent with such principles, the accounting practice of BGI, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of BGI applying the same principles.
Governing Documents. With respect to any Person, its certificate or articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2)

of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guarantor. Collectively, all of, and individually, any of (a) as set forth in the BGI Guaranty, BGI, (b) as set forth in the Barnes Luxembourg Guaranty, Barnes Luxembourg, (c) as set forth in the Barnes Switzerland Guaranty, Barnes Switzerland, and (d) each Subsidiary or Acquired Business that enters into a Guaranty in favor of the Lenders and the Administrative Agent.
Guaranty. The guaranty dated as of the date required by §6.1 from each Person required to become a Guarantor pursuant to §6.1 in favor of the Administrative Agent and the Lenders, in each case of the payment and performance of the Obligations in the form of Exhibit E attached hereto.
Hazardous Substances. See §7.15(b).
Honor Date. See §4.3.
Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
(a)    all indebtedness arising from borrowed money and similar monetary obligations, whether direct or indirect;
(b)    all indebtedness of others secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned by such Person or any of its Subsidiaries or acquired by such Person or any of its Subsidiaries subject thereto, whether or not the Indebtedness secured thereby shall have been assumed;
(c)    all indebtedness for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business);
(d)    all Attributable Debt of such Person with respect to sale and leaseback transactions of such Person;
(e)    all guarantees, endorsements and other contingent obligations, in respect of Indebtedness of others, including (i) any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to insure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, (ii) any obligation of any partnership in which such Person or any of its Subsidiaries is a general partner and (iii) any obligation to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation;

(f)    the obligations of such Person to reimburse the issuer in respect of any letters of credit issued for the account of such Person or whereupon such Person is responsible for payment thereof;
(g)    every obligation of such Person under any Capitalized Lease;
(h)    every obligation of such Person under any Synthetic Lease;
(i)    all sales by such Person, other than the sale or discounting of receivables in the ordinary course of business in connection with the collection thereof, of (i) accounts for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”) and;
(j)    every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the settlement value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “Derivative Contract”).
The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rental obligations under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than BGI or any of BGI’s wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any Derivative Contract shall be the net maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (i) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
Indemnified Party. See §14.7.
Indemnified Taxes. Taxes other than Excluded Taxes.
Indemnitee. See §16.3.

Interest Payment Date. (a) As to any Base Rate Loan, the last Business Day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.
Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by a Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last Business Day of the calendar quarter; and (ii) for any Eurocurrency Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by a Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(A)    if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Eurocurrency Business Day, that Interest Period shall be extended to the next succeeding Eurocurrency Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurocurrency Business Day;
(B)    if a Borrower shall fail to give notice as provided in §2.7, such Borrower shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;
(C)    any Interest Period relating to any Eurocurrency Rate Loan that begins on the last Eurocurrency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurocurrency Business Day of a calendar month; and
(D)    any Interest Period that would otherwise extend beyond the Loan Maturity Date shall end on the Loan Maturity Date.
Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person (other than the Person making such expenditure or incurring such liability). In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.
ISP. With respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
Issuer Documents. With respect to a Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and any of the Borrowers (or any of their Subsidiaries) or in favor of the Issuing Bank and relating to such Letter of Credit.
Issuing Bank. Bank of America or any other Lender that agrees to act as an Issuing Bank, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. The Issuing Bank may arrange, with the consent of the Borrowers, for one or more Letters of Credit to be issued by the Issuing Bank’s Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Nothing herein shall be deemed to restrict the right of the Issuing Bank to issue letters of credit outside of this Credit Agreement.
Judgment Currency. See §16.16.
Laws. Collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
Lender Affiliate. (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
Lender Election Notice Date. See §3.4(b).
Lenders. Bank of America and the other lending institutions listed on Schedule 1 hereto and any other Person (a) who becomes an assignee of any rights and obligations of a Lender pursuant to §15 or (b) becomes a Lender pursuant to the provisions of §2.3.1.

Lending Office. As to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
Letter of Credit. Standby and documentary letters of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.
Letter of Credit Advance. With respect to each Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Commitment Percentage. All Letter of Credit Advances shall be denominated in Dollars.
Letter of Credit Application. An application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
Letter of Credit Borrowing. An extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Loan. All Letter of Credit Borrowings shall be denominated in Dollars.
Letter of Credit Expiration Date. With respect to Letters of Credit, an expiry date no later than the date which is the earlier of (i) one-year after the issuance thereof (provided that such Letter of Credit may contain customary “evergreen” provisions) and (ii) fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Loan Maturity Date.
Letter of Credit Fee. See §4.10.
Letter of Credit Obligations. As at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unpaid Reimbursement Obligations, including all Letter of Credit Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with §1.3. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
Letter of Credit Participation. See §4.1.5.
Letter of Credit Sublimit. An amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitments.
Leverage Ratio. See §10.2.
Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan(s). The Revolving Credit Loan(s) made by the Lenders to the Borrowers pursuant to §2, including the Swing Line Loans advanced by the Swing Line Lender under §2.6.2.
Loan Documents. This Credit Agreement, the Notes, the Guaranties, the BGI Guaranty, the Barnes Luxembourg Guaranty, the Barnes Switzerland Guaranty, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of §5.13 of this Credit Agreement, the Letter of Credit Applications, and the Letters of Credit.
Loan Parties. Collectively, the Borrowers and each other Person (other than the Administrative Agent, the Issuing Bank, or any Lender) executing a Loan Document.
Loan Request. See §2.6.
Loan Maturity Date. The later of (i) September 27, 2016 and (ii) if maturity is extended pursuant to §3.4, with respect to Extending Lenders, such extended maturity date as determined pursuant to such Section.
Luxembourg Subsidiaries. Barnes Luxembourg and Barnes Group Luxembourg (No. 2) S.à r.l., each a private limited liability company organized under the Laws of Luxembourg, and wholly-owned Subsidiaries of BGI.
Mandatory Cost. With respect to any period, the percentage rate per annum determined in accordance with Schedule 1-A.
Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):
(a)    a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of any of BGI and its Subsidiaries, taken as a whole;
(b)    an adverse effect on the ability of any of BGI or any other obligor, individually and taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or
(c)    any material impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, or any material impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document.
Maximum Drawing Amount. The maximum Dollar Equivalent amount of the aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.
Moody’s. Moody’s Investors Service, Inc. and any successor thereto.

Multiemployer Plan. Any employee benefit plan of the type described in §4001(a)(3) of ERISA, to which BGI or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
Multiple Employer Plan. A Plan which has two or more contributing sponsors (including a Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in §4064 of ERISA.
Non-Extending Lender. See §3.4(b).
Non-Extension Notice Date. See §4.2.
Non-U.S. Lender. See §5.2.3.
Notes. See §2.4.
Note Record. A Record with respect to a Note.
Obligations. All indebtedness, obligations and liabilities of any of BGI, Barnes Luxembourg, Barnes Switzerland, and any of their Subsidiaries, as the case may be, including, without limitation, the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations, to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.
Operating Accounts. See §2.6.2.
Optional Subordinated Payment. Any repayment, prepayment, redemption, repurchase, cash payment or any other payment that may be made solely at the option of the Borrowers, in connection with the conversion of Subordinated Debt.
Other Taxes. All present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document.
Overnight Rate. For any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
Participant. See §15.4.
Participating Member State. Each state so described in any EMU Legislation.
PBGC. The Pension Benefit Guaranty Corporation.
Pension Act. The Pension Protection Act of 2006.
Pension Funding Rules. The rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, §412 of the Code and §302 of ERISA, each as in effect prior to the Pension Act and, thereafter, §§412, 430, 431, 432 and 436 of the Code and §§302, 303, 304 and 305 of ERISA.
Pension Plan. Any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by BGI and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under §412 of the Code.
Performance Letter of Credit. Any Letter of Credit issued to support contractual obligations for supply, service or construction contracts, including, but not limited to, bid, performance, advance payment, warranty, retention, availability and defects liability obligations.
Permitted Liens. Liens permitted by §9.2.
Person. Any individual, corporation, limited liability company partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.
Platform. See §8.4.
Public Lender. See §8.4.
Real Estate. All real property at any time owned or leased (as lessee or sublessee) by BGI or any of its Subsidiaries.
Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.
Register. See §15.3.
Reimbursement Obligation. BGI’s, Barnes Luxembourg’s and/or Barnes Switzerland’s obligation, as applicable, to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §4.2.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
Reportable Event. Any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
Requested Extension Date. See §3.4(a).
Requested Extension Notice Date. See §3.4(a).
Required Lenders. As of any date, the Lenders holding more than fifty percent (50%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute more than fifty percent (50%) of the Total Commitment; provided that the Commitment of, and the portion of the Total Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
Responsible Officer. The president, chief executive officer, chief financial officer, vice president-controller, vice president-treasurer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
Restricted Payment. In relation to the Borrowers and their Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrowers or their Subsidiaries to any of the Borrowers’ or any Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrowers, or to any Affiliate of any of the Borrowers or any Subsidiary of any Affiliate of any of the Borrowers or such Subsidiary’s shareholders (or other equity holders), or (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any of the Borrowers or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of any of the Borrowers or such Subsidiary.
Revaluation Date. With respect to any Loan, each of the following: (i) each Drawdown Date of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to §2.7, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require. With respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

Revolving Credit Loans. Revolving credit loans (including, without limitation, the BGI Loans, the Barnes Luxembourg Loans and the Barnes Switzerland Loans) made or to be made by the Lenders to BGI, Barnes Luxembourg and Barnes Switzerland pursuant to §2.
S&P. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
Sale Leaseback Transaction. Any arrangement, directly or indirectly, whereby BGI or any domestic Subsidiary of BGI sells or transfers any property owned by it in order then or thereafter to lease such property or lease other property that BGI or such domestic Subsidiary of BGI intends to use for substantially the same purpose as the property being sold or transferred.
Same Day Funds. With respect to disbursements and payments (a) in Dollars, immediately available funds, and (b) in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
Senior Leverage Ratio. See §10.3.
Significant Subsidiary. Each Subsidiary of BGI which in the most recent fiscal year of the Borrowers accounted for more than ten percent (10%) of the Consolidated Total Assets for each of the most recent three fiscal years of the Borrowers; provided, however, that with respect to Subsidiaries created or acquired after the date hereof, if thereafter such entity, in a fiscal year, accounts for more than ten percent (10%) of the Consolidated Total Assets in such fiscal year, it shall be deemed to be a Significant Subsidiary for such fiscal year.
Special Notice Currency. At any time, an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
Spot Rate. For a currency, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
Sterling and £. The lawful currency of the United Kingdom.
Subordinated Debt. Indebtedness of BGI or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Administrative Agent after consultation with the Required Lenders, including without limitation the Existing Subordinated Debt.
Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.
Swing Line Borrowing. A borrowing of a Swing Line Loan pursuant to §2.9.
Swing Line Lender. Bank of America in its capacity as lender of Swing Line Loans hereunder.
Swing Line Loan(s). See §2.9.
Swing Line Loan Request. A request for a Swing Line Borrowing pursuant to §2.9.2, which, if in writing, shall be substantially in the form of Exhibit B-2.
Swing Line Sublimit. An amount equal to the lesser of (a) $20,000,000 and (b) the Total Commitments. The Swing Line Sublimit is part of, and not in addition to, the Total Commitments.
Swiss Franc or SwF. The lawful currency of Switzerland.
Syndication Agents. As defined in the preamble hereto.
Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.
TARGET Day. Any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time, which amount, as of the Closing Date shall not exceed $500,000,000, which amount may be increased or decreased from time to time in accordance with this Credit Agreement.
Type. As to any Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.
Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the applicable Borrower does not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, §4.2.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
1.2.    Rules of Interpretation.
(a)    A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.
(b)    The singular includes the plural and the plural includes the singular.
(c)    A reference to any law includes any amendment or modification to such law.
(d)    A reference to any Person includes its permitted successors and permitted assigns.
(e)    The words “include”, “includes” and “including” are not limiting.
(f)    All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.
(g)    Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.
(h)    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
(i)    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(j)    This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
(k)    This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.
1.3.    Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the BGI and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either BGI or the Required Lenders shall so request, the Administrative Agent, the Lenders and BGI shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) BGI shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.4.    Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.5.    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the Loans, the Maximum Drawing Amount of any outstanding Letters of Credit and the Unpaid Reimbursement Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan

Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
(b)    Wherever in this Credit Agreement in connection with a Loan, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount, as determined by the Administrative Agent or the Issuing Bank, as the case may be.
1.6.    Additional Alternative Currencies.
(a)    A Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Drawdown Date (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)    Any failure by a Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify BGI and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of the making of any Eurocurrency Rate Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify BGI and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this §1.6 the Administrative Agent shall promptly so notify BGI.
1.7.    Change of Currency.
(a)    Each obligation of any Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan made in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.
(b)    Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent, in consultation with the Borrowers, may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
2.    THE REVOLVING CREDIT FACILITY.
2.1.    Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to BGI, Barnes Luxembourg and/or Barnes Switzerland, and BGI, Barnes Luxembourg and/or Barnes Switzerland may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Loan Maturity Date upon notice by BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, to the Administrative Agent given in accordance with §2.6, such sums, in Dollars or in one or more Alternative Currencies, as are requested by such Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing

Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment at such time; and provided, further, that (in the case of any such requested Loan denominated in Alternative Currencies) the outstanding principal amount of the Loans denominated in Alternative Currencies (after giving effect to all amounts requested) shall not exceed the Alternative Currency Sublimit. The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by BGI, Barnes Luxembourg or Barnes Switzerland, as the case may be, that the conditions set forth in §11 and §12, in the case of the initial Loans to be made on the Closing Date, and §12, in the case of all other Loans, have been satisfied on the date of such request. Each Base Rate Loan shall be denominated in Dollars. Each Eurocurrency Rate Loan may be denominated in Dollars or in an Alternative Currency.
2.2.    Facility Fee. BGI agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with the Lenders’ respective Commitment Percentages a facility fee (the “Facility Fee”) in Dollars calculated at the rate per annum related to the then current Applicable Margin, as set forth in the definition “Applicable Margin” in §1.1 hereof, on the Total Commitment in effect from time to time from the Closing Date to the Loan Maturity Date, subject to §5.14. The Facility Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Loan Maturity Date or any earlier date on which the Commitments shall terminate.
2.3.    Reduction of Total Commitment. BGI shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Administrative Agent to reduce by $5,000,000 or a whole multiple of $1,000,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of BGI delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof. The amount of any such Total Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit, unless the Total Commitment is reduced to a level below the Alternative Currency Sublimit or the Letter of Credit Sublimit, as applicable, unless otherwise specified by BGI. Upon the effective date of any such reduction or termination, BGI shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Facility Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.
2.3.1.    Increase of Total Commitment. Unless a Default or Event of Default has occurred and is continuing, BGI may request, with prior written notice to the Administrative Agent, and subject to the approval of the Administrative Agent if with respect to a new lender, that the Total Commitment be increased, provided that the Total Commitment shall not, except with the consent of the Required Lenders, in any event exceed $750,000,000 hereunder, and provided, further, that (i) any Lender which is a party to this Revolving Credit Agreement prior to such increase shall have the first option to increase its Commitment hereunder, but no Lender shall have any obligation to do so, (ii) in the event that it becomes necessary to include a new Lender to provide additional funding under this §2.3.1, such new

Lender must be reasonably acceptable to the Administrative Agent and BGI, and (iii) the Lenders’ Commitment Percentages shall be correspondingly adjusted, as necessary, to reflect any increase in the Total Commitment and Schedule 1 shall be amended to reflect such adjustments. Each increase in the Total Commitment shall be in a minimum aggregate amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.
2.4.    The Revolving Credit Notes. The Loans (other than those Swing Line Loans advanced by the Swing Line Lender under §2.6.2) shall be evidenced by separate promissory notes of BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, in substantially the form of Exhibit A hereto (each a “Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §15 hereof) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Note Record shall not limit or otherwise affect the obligations of BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.5.    Interest on Loans. Except as otherwise provided in §5.10,
(a)    Each Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.
(b)    Each Loan which is a Eurocurrency Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin with respect to Eurocurrency Rate Loans as in effect from time to time plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Eurocurrency Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.
BGI promises to pay or, solely in the case of the Barnes Luxembourg Loans, Barnes Luxembourg promises to pay or, solely in the case of the Barnes Switzerland Loans, Barnes Switzerland promises to pay, interest on the Loans, as applicable, on each Interest Payment Date with respect thereto.
2.6.    Requests for Loans.

2.6.1.    General. BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, shall give to the Administrative Agent written notice in the form of Exhibit B-1 hereto (or telephonic notice confirmed in a writing in the form of Exhibit B-1 hereto) of each Loan requested hereunder (a “Loan Request”) no later than (a) 11:00 a.m. (Eastern time) on the proposed Drawdown Date of any Base Rate Loan, (b) 11:00 a.m. (Eastern time) three (3) Eurocurrency Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan denominated in Dollars, and (c) 11:00 a.m. (Eastern time) four (4) Eurocurrency Business Days (or five Business Days in the case of Special Notice Currency) prior to the proposed Drawdown Date of any Eurocurrency Rate Loan denominated in Alternative Currencies. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan, (iv) the Type of such Loan, and (v) the currency of such Loan to be borrowed. If such Borrower fails to specify a currency in a Loan Request, then the Loan so requested shall be made in Dollars. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, and shall obligate such Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof, and after giving effect to all Loans, all conversions of Loans from one Type to another as provided in §2.7.1, and all continuations of Loans as the same Type as provided in §2.7.2, there shall not be more than ten (10) Interest Periods in effect with respect to the Loans.
2.7.    Conversion Options.
2.7.1.    Conversion to Different Type of Loan. The applicable Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (a) with respect to any such conversion of a Eurocurrency Rate Loan denominated in Dollars to a Base Rate Loan, the applicable Borrower shall give the Administrative Agent written notice no later than 11:00 a.m. (Eastern time) at least three (3) Eurocurrency Business Days prior to such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurocurrency Rate Loan denominated in Dollars, the applicable Borrower shall give the Administrative Agent written notice no later than 11:00 a.m. (Eastern time) at least three (3) Eurocurrency Business Days prior to such election; (c) with respect to any such conversion of a Eurocurrency Rate Loan denominated in Alternative Currencies, the applicable Borrower shall give the Administrative Agent written notice no later than 11:00 a.m. (Eastern time) at least four (4) Eurocurrency Business Days (or five Eurocurrency Business Days in the case of a Special Notice Currency) prior to such election; (d) with respect to any such conversion of a Eurocurrency Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (e) no Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its Eurocurrency Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan to a Eurocurrency Rate Loan shall be irrevocable by the Borrowers. No Loan may be converted into a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
2.7.2.    Continuation of Type of Loan. Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the applicable Borrower with the notice provisions contained in §2.7.1; provided that no Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge. In the event that the applicable Borrower fails to provide any such notice with respect to the continuation of any Eurocurrency Rate Loan as such, then such Eurocurrency Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur. No Loan may be continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
2.7.3.    Eurocurrency Rate Loans. Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans having the same Interest Period shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.
2.8.    Funds for Loan.
2.8.1.    Funding Procedures. Not later than 11:00 a.m. (Eastern time) on the proposed Drawdown Date of any Loans denominated in Dollars and not later than the Applicable Time specified by the Administrative Agent in the case of any Loans in an Alternative Currency, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in Same Day Funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans for the applicable currency. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, the aggregate amount of such Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the

Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Loans.
2.8.2.    Advances by Administrative Agent. The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date or the Applicable Time, as the case may be, assume that such Lender has made available to the Administrative Agent on such Drawdown Date or Applicable Time, as the case may be, the amount of such Lender’s Commitment Percentage of the Loans to be made on such Drawdown Date or Applicable Time, as the case may be, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date or Applicable Time, as the case may be, such Lender shall pay to the Administrative Agent its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is paid by such Lender, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date or Applicable Time, as the case may be, the Administrative Agent shall be entitled to recover such amount from the applicable Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date or Applicable Time, as the case may be. The obligations of any Lender under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
2.9.    Swing Line Loans.
2.9.1.    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this §2.9, will make loans (each such loan, a “Swing Line Loan”) to BGI, Barnes Luxembourg and/or Barnes Switzerland from time to time on any Business Day in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Commitment Percentage of the outstanding amount of Loans and Letter of Credit Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the total amount of Loans outstanding shall not exceed the Total Commitments, and (ii) the aggregate outstanding amount of the Loans of any Lender (other than the Swingline Lender), plus such Lender’s

Commitment Percentage of the outstanding amount of all Letter of Credit Obligations, plus such Lender’s Commitment Percentage of the outstanding amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this §2.9, prepay under §3.3, and reborrow under this §2.9. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Swing Line Loan.
2.9.2.    Borrowing Procedures. Each Swing Line Borrowing shall be made upon BGI’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Request, appropriately completed and signed by a Responsible Officer of BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Request, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Request and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of §2.9.1, or (B) that one or more of the applicable conditions specified in §11 or §12 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swing Line Lender in immediately available funds.
2.9.3.    Refinancing of Swing Line Loans.
(a)    The Swing Line Lender at any time in its sole discretion may request, on behalf of each Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Commitment Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Request for purposes hereof) and in accordance with the requirements of §2.6, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Commitments and the conditions set forth in §12. The Swing Line Lender shall furnish BGI with a copy of the applicable Loan Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Loan Request available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Request, whereupon, subject to §2.9.3(b), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(b)    If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing in accordance with §2.9.3(a), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to §2.9.3(a) shall be deemed payment in respect of such participation.
(c)    If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this §2.9 by the time specified in §2.9.3(a), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.
(d)    Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this §2.9.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this §2.9.3 is subject to the conditions set forth in §12. No such funding of risk participations shall relieve or otherwise impair the obligation of each Borrower to repay Swing Line Loans, together with interest as provided herein.

2.9.4.    Repayment of Participations.
(a)    At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by the Swing Line Lender.
(b)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in §16.1 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
2.9.5.    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this §2.9 to refinance such Lender’s Commitment Percentage of any Swing Line Loan, interest in respect of such Commitment Percentage shall be solely for the account of the Swing Line Lender.
2.9.6.    Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
3.    REPAYMENT OF THE LOANS.
3.1.    Maturity. BGI promises to pay and, solely in the case of the Barnes Luxembourg Loans, Barnes Luxembourg promises to pay and, solely in the case of the Barnes Switzerland Loans, Barnes Switzerland promises to pay, on the Loan Maturity Date, and there shall become absolutely due and payable on the Loan Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon; provided that BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Loan Maturity Date.
3.2.    Mandatory Repayments of Loans. If at any time (a) the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment at such time or (b) the sum of the outstanding amount of all Loans denominated in Alternative Currencies exceeds the Alternative Currency Sublimit at such time, then BGI shall immediately pay or (solely in the case of the Barnes Luxembourg Loans) shall cause Barnes Luxembourg to pay or (solely in the case of the Barnes Switzerland Loans) shall cause Barnes Switzerland to pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to Cash Collateralize the Reimbursement Obligations. Subject to §5.14, each payment of any Unpaid Reimbursement Obligations or prepayment of Loans shall be applied to the Unpaid Reimbursement Obligations or the Loans of the Lenders in accordance with their respective Commitment Percentages. For the avoidance of doubt, (i) any payments by Barnes Luxembourg shall be applied solely to the Barnes Luxembourg Loans or Unpaid Reimbursement Obligations or Reimbursement Obligations in respect of Letters of Credit issued for the account of Barnes Luxembourg, and (ii) any payments by Barnes Switzerland shall be applied solely to the Barnes Switzerland Loans or Unpaid Reimbursement Obligations or Reimbursement Obligations in respect of Letters of Credit issued for the account of Barnes Switzerland.
3.3.    Optional Repayments of Loans. BGI shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, Barnes Luxembourg shall have the right, at its election, to repay the outstanding amount of the Barnes Luxembourg Loans, as a whole or in part, and Barnes Switzerland shall have the right, at its election, to repay the outstanding amount of the Barnes Switzerland Loans, as a whole or in part, in each case at any time without penalty or premium, provided that, subject to compliance with §5.9, any full or partial prepayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this §3.3 may be made on a day other than the last day of the Interest Period relating thereto. The applicable Borrower shall give the Administrative Agent, no later than 11:00 a.m. (Eastern time) (i) at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, (ii) at least three (3) Eurocurrency Business Days notice of any proposed prepayment pursuant to this §3.3 of Eurocurrency Rate Loans denominated in Dollars, and (iii) at least four (4) Eurocurrency Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) written notice of any proposed prepayment pursuant to this §3.3 of Eurocurrency Rate Loans denominated in Alternative Currencies, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid. Each such partial prepayment of the Loans shall be in an integral multiple of $1,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the applicable Borrower, first to the principal of Base Rate Loans and then to the principal of Eurocurrency Rate Loans. Subject to §5.14, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Commitment Percentages.
3.4.    Extension of Loan Maturity Date.
(a)    Requests for Extension. BGI may by notice to the Administrative Agent (who shall promptly notify the Lenders) given on a Business Day (the “Requested Extension Notice Date”) that is not earlier than 60 Business Days and not later than 50 Business Days prior to the first and second anniversaries of the Closing Date (such anniversary date, being a “Requested Extension Date”), request that each Lender extend such Lender’s Loan Maturity Date for an additional year from the Loan Maturity Date then in effect hereunder (the “Existing Maturity Date”).
(b)    Lenders Election to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than 30 Business Days following the Requested Extension Notice Date (the “Lender Election Notice Date”),

advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Loan Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Election Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Lender Election Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)    Notification by Administrative Agent. The Administrative Agent shall notify BGI of each Lender’s determination whether or not to extend under this Section no later than the date that is 15 Business Days prior to the Requested Extension Date, (or, if such date is not a Business Day, on the next preceding Business Day).
(d)    Additional Commitment Lender. BGI shall have the right to replace each Non-Extending Lender with, and add as “Lender” under this Credit Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in §15; provided that each of such Additional Commitment Lender shall enter into an Assignment and Assumption, in the form of Exhibit D, pursuant to which such Additional Commitment Lender shall, effective as of the Requested Extension Date, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, increase its Commitment in a corresponding amount hereunder on such date).
(e)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders who have agreed so to extend the Loan Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Requested Extension Date, then, effective as of the Requested Extension Date, the Loan Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Loan Maturity Date as so extended shall be the next preceding Business Day) and effective upon the Requested Extension Date, each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Credit Agreement.
(f)    Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrowers shall deliver to the Administrative Agent a certificate of the Borrowers dated as of the Requested Extension Date signed by the Borrowers certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article 7 and the other Loan Documents are true and correct in all material respects on and as of the Requested Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this §3.4, the representations and warranties contained in §7.4 shall be deemed to refer to the most recent statements furnished pursuant to such Section, and (B) no Default exists. In addition, on the Loan Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to §5.6) to the extent necessary to keep outstanding Loans ratable with any revised Commitment Percentages of the respective Lenders effective as of such date.
(g)    Conflicting Provisions. This Section shall supersede any provisions in §16.12 to the contrary.
4.    LETTERS OF CREDIT.
4.1.    Letter of Credit Commitments.
(a)    Subject to the terms and conditions hereof and the execution and delivery by the applicable Borrower of a letter of credit application on the Administrative Agent’s customary form (a “Letter of Credit Application”), the Issuing Bank on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in this §4.1 and upon the representations and warranties of the applicable Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the applicable Borrower one or more standby or documentary letters of credit denominated in Dollars or in one or more Alternative Currencies (individually, a “Letter of Credit”), in such form as may be requested from time to time by the applicable Borrower and agreed to by the Issuing Bank and the Administrative Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed the Letter of Credit Sublimit at any one time and (b) the sum of (I) the Maximum Drawing Amount on all Letters of Credit, (II) all Unpaid Reimbursement Obligations, and (III) the amount of all Loans outstanding shall not exceed the Total Commitment at such time.
(b)    The Issuing Bank shall not issue any Letter of Credit, if:
(i)    Subject to §4.1(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension; or
(ii)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.
(c)    The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Bank in good faith deems material to it;
(ii)    the issuance of such Letter of Credit would violate (A) any Laws or (B) one or more policies of the Issuing Bank, provided that such policies have been disclosed to the Borrowers prior to the request for the issuance of such Letter of Credit;
(iii)    except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial face amount less than $100,000;
(iv)    except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(v)    the Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;
(vi)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(vii)    any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the applicable Borrower or such Lender to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to §5.14.1(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.
4.2.    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(a)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. (Eastern time) at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the Issuing Bank may require. Additionally, the applicable Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require.
(b)    Promptly after receipt of any Letter of Credit Application at the address set forth in §16.6 for receiving Letter of Credit Applications and related correspondence, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in §12 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Credit Commitment Percentage times the amount of such Letter of Credit.
(c)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(d)    If any Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, no Borrower shall be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) or (c) of §4.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in §12 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.
(e)    The Administrative Agent will notify the Lenders, on a quarterly basis, of all Letters of Credit outstanding.
4.3.    Drawings and Reimbursements; Funding of Participations.
(a)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (i) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the applicable Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the Unpaid Reimbursement Obligation (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), and the amount of such Lender’s Commitment Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Loan which is a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unpaid Reimbursement Obligation, without regard to the minimum and multiples specified in §2.6 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in §12 (other than the delivery of a Loan Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this §4.3(a) may be given by telephone if immediately confirmed in writing;

provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(b)    Each Lender shall upon any notice pursuant to §4.3(a) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the Issuing Bank, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Commitment Percentage of the Unpaid Reimbursement Obligation not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of 4.3(c), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan which is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank in Dollars.
(c)    With respect to any Unpaid Reimbursement Obligation that is not fully refinanced by a Revolving Credit Loan which is a Base Rate Loan because the conditions set forth in §12 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the Issuing Bank a Letter of Credit Borrowing in the amount of the Unpaid Reimbursement Obligation that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate set forth for Base Rate Loans in §6.11. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to §4.3(b) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this §4.3.
(d)    Until each Lender funds its Revolving Credit Loan which is a Base Rate Loan or Letter of Credit Advance pursuant to this §4.3 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the Issuing Bank.
(e)    Each Lender’s obligation to make a Revolving Credit Loan which is a Base Rate Loan or Letter of Credit Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this §4.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the applicable Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make a Revolving Credit Loan which is a Base Rate Loan pursuant to this §4.3 is subject to the conditions set forth in §12 (other than delivery by the applicable Borrower of a Loan Request). No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(f)    If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this §4.3 by the time specified in §4.3(b), the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
4.4.    Repayment of Participations.
(a)    At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s Letter of Credit Advance in respect of such payment in accordance with §4.3, if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unpaid Reimbursement Obligation or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.
(b)    If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to §4.3(a) is required to be returned in connection with any proceeding under any Debtor Relief Law (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
4.5.    Obligations Absolute.
The obligation of the applicable Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:
(a)    any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(b)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(c)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(d)    any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(e)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally; or
(f)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the applicable Borrower will immediately notify the Issuing Bank. The applicable Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.
4.6.    Role of Issuing Bank.
Each Lender and each of the Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (e) of §4.5; provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
4.7.    Cash Collateral.
Upon the request of the Administrative Agent, (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing and an Event of Default exists, the applicable Borrower shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations, or (ii) if, as of the Letter of Credit Expiration Date with respect to any Letter of Credit, any Letter of Credit Obligation for any reason remains outstanding, the applicable Borrower shall immediately Cash Collateralize the then outstanding amount of any Letter of Credit Obligations in respect of all Letters of Credit expiring on such Letter of Credit Expiration Date.
4.8.    Applicability of ISP.
Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.
4.9.    Letter of Credit Amounts.
Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the Maximum Drawing Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the Maximum Drawing Amount thereof, the Maximum Drawing Amount of such Letter of Credit shall be deemed to be the maximum drawing amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum drawing amount is in effect at such time.
4.10.    Letter of Credit Fee. The applicable Borrower shall pay (a) a fee (the “Letter of Credit Fee”) equal to the Applicable Margin on the Maximum Drawing Amount of the Letters of Credit (other than Performance Letters of Credit), in Dollars, to the Administrative Agent for the account of the Lenders, to be shared pro rata by the Lenders in accordance with their respective Commitment Percentages and (b) a fee equal to one-half of the Applicable Margin on the Maximum Drawing Amount of the Performance Letters of Credit (the “Performance Letter of Credit Fee”, collectively with the Letter of Credit Fee, the “Letter of Credit Fees”) to the Administrative Agent for the account of the Lenders, to be shared pro rata by the Lenders in accordance with their respective Commitment Percentages; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to this §4.10 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to §5.14.1(d), with the balance of such fee, if any, payable to the Issuing Bank for its own account. The Letter of Credit Fees shall be payable quarterly in arrears on the first day following the end of each calendar quarter for the quarter just ended, with the first such payment commencing on the first such date following the date hereof, and on the Loan Maturity Date. In addition, an issuing fee (the “Issuance Fee”) equal to one eighth percent (1/8%) of the Maximum Drawing Amount with respect to each Letter of Credit shall be payable by the applicable Borrower to the Issuing Bank for its account and the applicable Borrower shall pay to the Issuing Bank any amendment, negotiation or document examination and other administrative fees charged by the Issuing Bank in connection with Letters of Credit as in effect from time to time.
5.    CERTAIN GENERAL PROVISIONS.
5.1.    Administrative Agent’s Fee. BGI shall pay to the Administrative Agent an Administrative Agent’s fee (the “Administrative Agent’s Fee”) as set forth in the Fee Letter.
5.2.    Funds for Payments. Except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Eastern time or other local time at the place of payment) and in Same Day Funds. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.
5.3.    Computations; Retroactive Adjustments of Applicable Margin.
(a)    Except as otherwise expressly provided herein, all computations of interest, and, the Facility Fee, the Letter of Credit Fees or other fees shall be based on a 360-day year and paid for the actual number of days elapsed, except that computations based on the Base Rate (except to the extent derived from the Federal Funds Rate) shall be based on a 365 or 366, as applicable, day year and paid for the actual number of days elapsed, and computations of interest in respect of Loans denominated in Alternative Currencies as to which market practices differ from the foregoing, shall be made in accordance with such market practice. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension; provided that for any Interest Period for any Eurocurrency Rate Loan if such next succeeding Business Day falls in the next succeeding calendar month or after the Loan Maturity Date, it shall be deemed to end on the next preceding Business Day.
(b)    If, as a result of any restatement of or other adjustment to the financial statements of BGI or its Subsidiaries resulting from the error of BGI or its Subsidiaries, including any of their agents or advisors, BGI or the Lenders determine that (i) the Leverage Ratio as calculated by BGI as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for the applicable period of such inaccuracy over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, under §§4.3(c), 4.10 or 5.10 or under Article 13. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
5.4.    Inability to Determine Eurocurrency Rate. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
5.5.    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Eurocurrency Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) BGI shall prepay or, solely in the case of the Barnes Luxembourg Loans, Barnes Luxembourg shall prepay or, solely in the case of the Barnes Switzerland Loans, Barnes Switzerland shall prepay, in each case, upon demand from such Lender (with a copy to the Administrative Agent), or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

5.6.    Additional Costs, Etc. If any Change in Law shall:
(a)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement) or the Issuing Bank;
(b)    subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by §5.12 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
(c)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Credit Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
5.7.    Capital Adequacy. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any Eurocurrency Lending Office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) then such Lender or the Administrative Agent may notify the Borrowers of such fact in writing. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, BGI agrees to pay or, solely in the case of the Barnes Luxembourg Loans, Barnes Luxembourg agrees to pay or, solely in the case of the Barnes Switzerland Loans, Barnes Switzerland agrees to pay, such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined within 30 days of presentation by such Lender or

(as the case may be) the Administrative Agent of a certificate in accordance with §5.8 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.
5.8.    Certificate. A certificate setting forth any additional amounts payable pursuant to §§5.6 or 5.7 showing the calculation in reasonable detail, submitted by any Lender or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing. The Lender or the Administrative Agent shall notify the applicable Borrower within 180 days after it becomes aware of the imposition of such additional amount or amounts; provided that if such Lender or the Administrative Agent fails to so notify such Borrower within such 180 day period, such Lender or the Administrative Agent shall not be entitled to claim any additional amount or amounts pursuant to this subsection for any period ending on a date which is prior to 180 days before such notification.
5.9.    Compensation for Losses. Upon demand of any Lender (with a copy to the each Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or
(c)    any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by a Borrower pursuant to §5.11;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrowers to the Lenders under this §5.9, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
5.10.    Interest After Default.
5.10.1.    Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate, plus the Applicable Margin), including any Applicable Margin and any Mandatory Cost, until such amount shall be paid in full (after as well as before judgment).
5.10.2.    Amounts Not Overdue. During the continuance of a Default or an Event of Default the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Required Lenders pursuant to §16.12, bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate, plus the Applicable Margin), including any Applicable Margin and any Mandatory Cost.
5.11.    Mitigation Obligations; Replacement of Lenders.
5.11.1.     Designation of a Different Lending Office. If any Lender requests compensation under §§5.6 or 5.7, or a Borrower is required to pay any additional amount to any Lender, the Issuing Bank, or any Governmental Authority for the account of any Lender or the Issuing Bank pursuant to §5.12, or if any Lender gives a notice pursuant to §5.5, then such Lender or the Issuing Bank shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §§5.6, 5.7 or 5.12, as the case may be, in the future, or eliminate the need for the notice pursuant to §§5.5, as applicable, and (ii) in each case, would not subject such Lender or the Issuing Bank, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank, as the case may be. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.
5.11.2.     Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to §§5.6 or 5.7, (b) is unable to make or maintain Eurocurrency Rate Loans as a result of a condition described in §5.5 or (c) is a Defaulting Lender, or if any other circumstance exists that gives the Borrowers express right to replace a Lender hereunder, the Borrowers may, so long as no Default or Event of Default has occurred and is then continuing, within ninety (90) days of (i) receipt of such demand, notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing §5.5 to be applicable), or (ii) such default or circumstance giving the Borrowers such express right to replace a Lender hereunder, as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Borrowers in obtaining a replacement Lender satisfactory to the Administrative Agent and the Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with §15, all of its Commitment, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the applicable Borrower shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§5.6 and 5.7. Upon the effective date of such assignment, the Borrowers shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.
5.12.    Taxes.
5.12.1.    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(b)    If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.12.2.    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
5.12.3.    Tax Indemnifications. (a) Without limiting the provisions of §§5.12.1 and 5.12.2 above, the Borrowers shall, and do hereby, indemnify the Administrative Agent, each Lender and the Issuing Bank, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by any Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or the Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (b) of this subsection incurred by the Administrative Agent. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(b)    Without limiting the provisions of §§5.12.1 and 5.12.2 above, each Lender and the Issuing Bank shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) incurred by or asserted against such Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to such Borrower or the Administrative Agent pursuant to §5.12.5. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Credit Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (b). The agreements in this clause (b) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Total Commitments and the repayment, satisfaction or discharge of all other Obligations.
5.12.4.    Evidence of Payments. Upon request by any Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this §5.12, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such

Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.
5.12.5.    Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
(a)    Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,
(i)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
(ii)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(A)    executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(B)    executed originals of Internal Revenue Service Form W-8ECI,
(C)    executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(D)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under §881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of §881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of §881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in §881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
(E)    executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax (including, without limitation, prescribed pursuant to FATCA) together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(b)    Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurocurrency Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
5.12.6.    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the Issuing Bank, or have any obligation to pay to any Lender or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the Issuing Bank, as the case may be. If the Administrative Agent, any Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
5.13.    Cash Collateral.
5.13.1.    Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Bank (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing and an Event of Default exists, the applicable Borrower shall immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations, or (ii) if, as of the Letter of Credit Expiration Date with respect to any Letter of Credit, any Letter of Credit Obligation for any reason remains outstanding, the applicable Borrower shall immediately Cash Collateralize the then outstanding amount of any Letter of Credit Obligations in respect of all Letters of Credit expiring on such Letter of Credit Expiration Date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Bank or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to §5.14.1(d) and any Cash Collateral provided by the Defaulting Lender).
5.13.2.    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to §5.13.3. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
5.13.3.    Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this §5.13 or §§4 or 5.14 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

5.13.4.    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with §15.1.1(d)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default, and (y) the Person providing Cash Collateral and the Issuing Bank or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
5.14.    Defaulting Lenders.
5.14.1.    Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in §16.12.
(b)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to §13 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to §16.1), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against that

Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in §12 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §5.14.1(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Certain Fees. That Defaulting Lender (x) shall be entitled to receive any Facility Fee pursuant to §2.2 for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding amount of the Loans funded by it and (2) its Commitment Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to §§4, 5.13 or §5.14.1(b), as applicable (and the Borrowers shall (A) be required to pay to each of the Issuing Bank and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in §4.10.
(d)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund Loans, participations in Letters of Credit or Swing Line Loans pursuant to §§2, 2.6.2 and 4, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund Loans, participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.
5.14.2.    Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swing Line Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to §5.14.1(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
6.    GUARANTORS.
6.1.    Guaranty by Subsidiaries.
(a)    BGI shall cause each of the Significant Subsidiaries (excluding any foreign Subsidiaries) to execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, (i) a Guaranty in the form of Exhibit E attached hereto, and (ii) any other instruments and documents as the Administrative Agent may reasonably require, together with legal opinions in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of such Guaranties.
(b)    To the extent any of BGI’s Subsidiaries agree to provide a guaranty to any of the lenders under the Existing Senior Debt or other Indebtedness permitted hereunder, BGI, if requested by the Administrative Agent with 60 days prior written notice, but in no event later than the grant of such other guaranty, will cause each Subsidiary (excluding any foreign Subsidiaries) that has agreed to guaranty such other Indebtedness to become a Guarantor in accordance with (a) above.
6.2.    Guaranty by BGI, Barnes Luxembourg and Barnes Switzerland.
On or prior to the Closing Date, (i) BGI shall execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, the BGI Guaranty in the form of Exhibit F attached hereto, (ii) Barnes Luxembourg shall execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, the Barnes Luxembourg Guaranty in the form of Exhibit G attached hereto, (iii) Barnes Switzerland shall execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, the Barnes Switzerland Guaranty in the form of Exhibit H attached hereto, and (iv) each of BGI, Barnes Switzerland and Barnes Luxembourg, as the case may be, shall execute and deliver any other instruments and documents as the Administrative Agent may reasonably require in connection the foregoing guarantees necessary for the enforceability thereof, together with a legal opinion in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of the BGI Guaranty, the Barnes Switzerland Guaranty and the Barnes Luxembourg Guaranty.
7.    REPRESENTATIONS AND WARRANTIES.

Each of the Borrowers represents and warrants to the Lenders and the Administrative Agent as follows:
7.1.    Corporate Authority.
7.1.1.    Incorporation; Good Standing. Each of the Borrowers and each of their Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.
7.1.2.    Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been or will be (prior to becoming a party thereto) duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or any of their Subsidiaries or any provision of the Governing Documents of the Borrowers and (d) do not conflict with any agreement or other instrument binding upon any of the Borrowers or any of their Subsidiaries, except where any such conflict would not have a Material Adverse Effect.
7.1.3.    Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party, upon execution and delivery hereof or thereof, will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
7.2.    Governmental Approvals. The execution, delivery and performance by any of the Borrowers and any of their Subsidiaries of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require, on the part of the Borrowers or any such Subsidiary, the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.
7.3.    Title to Properties. Except where the failure to do so would not have a Material Adverse Effect and would not violate this Credit Agreement, the Borrowers and their Subsidiaries own all of the assets reflected in the consolidated balance sheet of BGI and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), free from Liens other than Permitted Liens.
7.4.    Financial Statements.
7.4.1.    Fiscal Year. Except as set forth on Schedule 7.4.1, as of the Closing Date, each of the Borrowers and each of their Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.
7.4.2.    Financial Statements. There has been furnished to the Administrative Agent and each Lender a consolidated balance sheet of BGI and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of BGI and its Subsidiaries for the fiscal year then ended, certified by the Accountants. Such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of BGI and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of any of the Borrowers or any of their Subsidiaries as of such date involving material amounts required to be disclosed under GAAP, known to the officers of BGI, which were not disclosed in such balance sheet and the notes related thereto.
7.5.    No Material Adverse Changes, Etc. Since the Balance Sheet Date there has been no change in the business, properties, assets or financial condition of the Borrowers and their Subsidiaries taken as a whole which has had a Material Adverse Effect. Since the Balance Sheet Date the Borrowers have not made any Restricted Payment that would violate this Credit Agreement.
7.6.    Franchises, Patents, Copyrights, Etc. BGI and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, which has had, individually or in the aggregate with all such other conflicts, a Material Adverse Effect.
7.7.    Litigation. There are no actions, suits, proceedings or investigations of any kind pending or, to BGI’s knowledge, threatened against BGI or any of its Subsidiaries before any Governmental Authority, that, so far as BGI can now reasonably foresee, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
7.8.    Compliance with Other Instruments, Laws, Etc. Neither BGI nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it is a party or by which it or any of its properties may be bound or any decree, order, judgment, law, statute, license, rule or regulation, in any of the foregoing cases in a manner that could be reasonably foreseen to have a Material Adverse Effect.
7.9.    Tax Status. Each of BGI and its Subsidiaries (a) has made or filed all federal, material state and material foreign income and other material tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.
7.10.    No Event of Default. No Default or Event of Default has occurred and is continuing.
7.11.    Investment Company Act. None of the Borrowers nor any of their Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
7.12.    Certain Transactions. Except for transactions permitted under §9.11 and arm’s length transactions pursuant to which BGI or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than BGI or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of BGI or any of its Subsidiaries or Affiliates is presently a party to any transaction with BGI or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
7.13.    Employee Benefit Plans.
7.13.1.     Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except where such non-compliance could not reasonably be expected to result in liability of any Borrower or Subsidiary in an aggregate amount in excess of $20,000,000. Each Pension Plan that is intended to be a qualified plan under §401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under §401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under §501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service, or such Pension Plan is maintained pursuant to prototype plan documents for which the prototype sponsor has received a favorable Internal Revenue Service opinion letter. To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
7.13.2.     There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse

Effect.
7.13.3.     (i) No ERISA Event has occurred, and no Borrower or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in §430(d)(2) of the Code) is 60% or higher and no Borrower or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) no Borrower or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) no Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to §4069 or §4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
7.13.4.     On the Closing Date, no Borrower or any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 7.13.4 hereto.
7.14.    Use of Proceeds.
7.14.1.    General. The proceeds of the Loans shall be used to refinance the Existing Credit Agreement, for working capital, capital expenditures and general corporate purposes including the acquisitions permitted under §9.5.
7.14.2.    Regulations U and X. No portion of any Loan will be used, and no portion of any Letter of Credit will be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
7.15.    Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:
(a)    none of the Borrowers, their Subsidiaries, nor to any Borrower’s nor to any of their Subsidiaries’ knowledge, any operator of the Real Estate or any operations thereon is in violation, nor, to the knowledge of any of the Borrowers or any of their Subsidiaries, is there any alleged violation, of any Environmental Laws;
(b)    none of the Borrowers nor any of their Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”)

as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any of the Borrowers or any of their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;
(c)    (i) no portion of the Real Estate currently owned, leased or operated by any of the Borrowers or any of their Subsidiaries, or to the knowledge of any of the Borrowers or any of their Subsidiaries, formerly owned, leased or operated has been used for the handling, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate currently owned, leased or operated by any of the Borrowers or any of their Subsidiaries, or to the knowledge of any of the Borrowers or any of their Subsidiaries, formerly owned, leased or operated; (ii) in the course of any activities conducted by any of the Borrowers or any of their Subsidiaries or, to the knowledge of any of the Borrowers or any of their Subsidiaries, by operators of the Real Property currently owned, leased or operated by any of the Borrowers or any of their Subsidiaries, no Hazardous Substances have been generated or are being used on the Real Estate except in material compliance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the Real Property currently owned, leased or to the knowledge of any of the Borrowers or any of their Subsidiaries, operated by any of the Borrowers or any of their Subsidiaries, or, to the knowledge of any of the Borrowers or any of their Subsidiaries, formerly owned, leased or operated by any of the Borrowers or any of their Subsidiaries; (iv) to the knowledge of any of the Borrowers or any of their Subsidiaries there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the knowledge of any of the Borrowers or any of their Subsidiaries, operating in compliance with such permits and applicable Environmental Laws; and
(d)    none of the Borrowers nor any of their Subsidiaries, nor any of the Real

Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.
7.16.    Subsidiaries, Etc. As of the date of this Credit Agreement, (i) the Subsidiaries of BGI (direct and indirect) are listed on Schedule 7.16, (ii) except as set forth on Schedule 7.16 hereto, neither BGI nor any Subsidiary of BGI is engaged in any joint venture or partnership with any other Person, and (iii) the jurisdiction of incorporation/formation and principal place of business of each Subsidiary of BGI is listed on Schedule 7.16 hereto.
7.17.    Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to any of the Borrowers or any of their Subsidiaries in the case of any document or information not furnished by the Borrowers or any of their Subsidiaries) necessary in order to make the statements herein or therein not misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, such projected financial information was prepared in good faith upon assumptions believed to be reasonable at the time, it being recognized that such projected financial information may materially differ from actual financial information and results.
7.18.    Foreign Asset Control Regulations, Etc. None of the requesting or borrowing of the Loans or the use of the proceeds thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers nor any of their Subsidiaries or other affiliates (i) is a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
8.    AFFIRMATIVE COVENANTS.
Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

8.1.    Punctual Payment. Each of the Borrowers, as applicable, will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Facility Fee, the Administrative Agent’s Fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which BGI or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.
8.2.    Maintenance of Office. BGI will maintain its chief executive office in Bristol, Connecticut, or at such other place in the United States of America as BGI shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon BGI in respect of the Loan Documents to which BGI is a party may be given or made. Barnes Luxembourg will maintain its chief executive office in 102, rue des Maraîchers, L-2124 Luxembourg, Grand-Duchy of Luxembourg, or at such other place as Barnes Luxembourg shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon Barnes Luxembourg in respect of the Loan Documents to which Barnes Luxembourg is a party may be given or made; provided that such notices, presentations and demands to or upon Barnes Luxembourg simultaneously may be given or made via BGI. Barnes Switzerland will maintain its chief executive office in Teufen, Switzerland and a branch office in Nevis, West Indies, or at such other place as Barnes Switzerland shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon Barnes Switzerland in respect of the Loan Documents to which Barnes Switzerland is a party may be given or made; provided that such notices, presentations and demands to or upon Barnes Switzerland simultaneously may be given or made via BGI.
8.3.    Records and Accounts. Each of the Borrowers will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (or the foreign equivalent with respect to any Foreign Subsidiary, with recalculations to GAAP as required to comply with §8.4), (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage the Accountants and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrowers and their Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.
8.4.    Financial Statements, Certificates and Information. BGI will deliver to the Administrative Agent:
(a)    as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers, the consolidated balance sheet of BGI and its Subsidiaries as at the last day of such fiscal year, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP (except as required by a change in GAAP or as concurred to by the Accountants), and certified, without qualification and without an expression of uncertainty as to the ability of BGI or any of its Subsidiaries to continue as going concerns, by the Accountants;
(b)    as soon as practicable, but in any event not later than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers, copies of the unaudited consolidated balance sheet of BGI and its Subsidiaries as at the last day of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrowers’ fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of BGI that the information contained in such financial statements fairly presents the financial position of BGI and its Subsidiaries on the date thereof (subject to the absence of footnotes and year-end adjustments);
(c)    simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of BGI in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;
(d)    contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of any of the Borrowers;
(e)    upon request of the Administrative Agent, BGI’s annual business plan; and
(f)    from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent may reasonably request.
The Administrative Agent will promptly deliver to each Lender via Intralinks or another similar electronic system (the “Platform”) (or other method of delivery permitted thereunder) copies of all information received by it pursuant to this §8.4.
The Borrowers hereby acknowledge that (i) the Administrative Agent will make available to Lenders and the Issuing Bank materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Intralinks or the Platform and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative

Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.
8.5.    Notices.
8.5.1.    Defaults. Promptly upon becoming aware of any such event, each of the Borrowers will notify the Administrative Agent in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrowers propose to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which BGI or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Administrative Agent describing the notice or action and the nature of the claimed default.
8.5.2.    Notice of Litigation and Judgments. Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing within fifteen (15) days of becoming aware of (i) any litigation or proceedings threatened in writing or any pending litigation and proceedings, or (ii) any violation of any Environmental Law that any of the Borrowers or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority affecting any of the Borrowers or any of their Subsidiaries, or (iii) any event in which any of the Borrowers or any of their Subsidiaries is or becomes a party involving an uninsured claim against any of the Borrowers or any of their Subsidiaries provided that such matters referred to in clauses (i), (ii), or (iii) above could reasonably be expected to have a Material Adverse Effect on any of the Borrowers or any of their Subsidiaries, taken as a whole. Such notices shall state the nature and status of such litigation, proceedings, violation or event. Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Borrowers or any of their Subsidiaries in an amount in excess of $5,000,000.
8.5.3.    New Subsidiaries. Each of the Borrowers will, and will cause each of its Subsidiaries to, provide the Administrative Agent with written notice promptly following any creation or acquisition of a Subsidiary after the Closing Date.
8.5.4.    Restatement or Adjustment of Financial Statements. BGI will, and will cause each of its Subsidiaries to, give prompt notice to the Administrative Agent of any determination by BGI of a need for a restatement or other adjustment to the financial statements of BGI or its Subsidiaries referred to in §5.3(b), and BGI shall promptly deliver such restated or adjusted financial statements to the Administrative Agent.
The Administrative Agent will promptly deliver to each Lender copies of all notices and other information received pursuant to this §8.5.

8.6.    Legal Existence; Maintenance of Properties. Except as otherwise permitted hereunder, each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries. Each of the Borrowers (i) will cause all of its properties and those of its Subsidiaries necessary for the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that such property will be able to serve the functions for which they are currently being used, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in similar or related businesses; provided that nothing in this §8.6 shall prevent any of the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its or their business and will not in the aggregate have a Material Adverse Effect.
8.7.    Insurance. Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in such Borrower’s judgment.
8.8.    Taxes. Each of the Borrowers will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves or otherwise made appropriate provisions therefor as required by GAAP with respect thereto; and provided further that each such Borrower and each Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.
8.9.    Inspection of Properties and Books, Etc.
8.9.1.    General. Each of the Borrowers shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine the books of account of such Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request; provided that the Administrative Agent and the Lenders shall not exercise such rights more than two times during any calendar year and the Borrowers shall only be obligated to pay for one visitation, inspection or examination of their properties during such calendar year provided further that if a Default or Event of Default has occurred and is continuing, the Administrative Agent and the Lenders may do any of the foregoing as frequently as the Administrative Agent and the Lenders deem necessary, in each case at the expense of the Borrowers.
8.9.2.    Communications with Accountants. Each of the Borrowers authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Accountants and authorizes the Accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Borrower or any of its Subsidiaries. At the request of the Administrative Agent, such Borrower shall deliver a letter addressed to the Accountants instructing them to comply with the provisions of this §8.9.2.
8.10.    Compliance with Laws, Contracts, Licenses, and Permits. Each of the Borrowers will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments except for matters which, individually or in the aggregate, would not have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Borrowers or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower or such Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.
8.11.    Employee Benefit Plans. Each of the Borrowers will, on behalf of itself and each of its Subsidiaries, provide to the Administrative Agent for delivery to each of the Lenders: (i) promptly upon receipt thereof, copies of any notices or documents issued (A) pursuant to §§101(f) and (j) of ERISA with respect to any Pension Plan or (B) pursuant to §§101(f), (k) or 101(l) of ERISA with respect to any Multiemployer Plan, that following written request of the Administrative Agent to do so, any such Borrower or any ERISA Affiliate shall request from any plan administrator or plan sponsor; and (ii) promptly following the occurrence of an ERISA Event, written notice thereof.
8.12.    Use of Proceeds. Each of the Borrowers will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in §7.14.1.

8.13.    Further Assurances. Each of the Borrowers will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.
9.    CERTAIN NEGATIVE COVENANTS.
Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligations to issue, extend or renew any Letters of Credit:
9.1.    Restrictions on Indebtedness. None of the Borrowers will, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a)    Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;
(b)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(c)    Indebtedness in respect of any Derivative Contracts in the ordinary course of business;
(d)    Existing Senior Debt, and refundings, replacements or refinancings thereof; provided that no such refunding or refinancing shall shorten the maturity or weighted average life to maturity or increase the principal amount of any of the Existing Senior Debt;
(e)    Indebtedness of BGI’s domestic Subsidiaries that are Guarantors not to exceed $10,000,000, including such Indebtedness outstanding on the Closing Date;
(f)    Indebtedness of BGI’s foreign Subsidiaries not to exceed in the aggregate for all such foreign Subsidiaries $100,000,000, including such Indebtedness outstanding on the Closing Date but excluding Indebtedness under the Loan Documents; provided that the Borrowers are in current compliance with and, after giving effect to the proposed incurrence of Indebtedness, will continue to be in compliance with all of the covenants in §§9 and 10 hereof as if the transaction occurred on the first day of the period of measurement;
(g)    Indebtedness of the Borrowers or any Subsidiary that is a Guarantor that constitutes a Synthetic Lease or Capitalized Lease or otherwise incurred to finance the acquisition of fixed or capital assets (other than pursuant to Sale Leaseback Transactions referred to in §9.1(n), whether pursuant to a loan, financing lease or otherwise) in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;
(h)    Indebtedness of the Borrowers or any Subsidiary that is a Guarantor in respect of Subordinated Debt;
(i)    Indebtedness of the Borrowers owing to any Subsidiary of such Borrower that is a Guarantor which is expressly subordinated to the prior payment in full in cash of all Obligations on terms disclosed to and reasonably acceptable to the Administrative Agent prior to the incurrence thereof;
(j)    Indebtedness of a Person outstanding at the time it is first acquired by any of the Borrowers in an acquisition permitted pursuant to §9.5.1(g), provided that any such Indebtedness was not created at the time of or in contemplation or in anticipation of such acquisition;
(k)    Indebtedness of any of the Borrowers or any of their Subsidiaries which are Guarantors incurred in connection with the issuance of any surety bonds, Performance Letters of Credit or other similar performance bonds required pursuant to any contractual Obligation or requirement of law to which any of the Borrowers or any of their Subsidiaries which are Guarantors are subject in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;
(l)    additional Indebtedness of the Borrowers not exceeding $35,000,000 less any Indebtedness incurred under paragraph (g), in aggregate principal amount at any one time outstanding;
(m)    Indebtedness of Subsidiaries of the Borrowers which are Guarantors owing to any other Subsidiaries of the Borrowers which are Guarantors or to the Borrowers which results from an Investment permitted under §9.3(g) or (i);
(n)    Indebtedness of BGI and its domestic Subsidiaries which are Guarantors incurred in connection with Sale Leaseback Transactions, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
(o)    Indebtedness of BGI and its domestic Subsidiaries which are Guarantors incurred in connection with accounts receivable securitizations on customary terms or supply chain financing in the ordinary course of business which is nonrecourse to the Borrowers in an aggregate amount not to exceed $75,000,000; provided that the Borrowers are in current compliance with and, after giving effect to the proposed incurrence of Indebtedness, will continue to be in compliance with all of the covenants in §§9 and 10 hereof as if the transaction occurred on the first day of the period of measurement;
(p)    unsecured Indebtedness of BGI and its domestic Subsidiaries that are Guarantors in respect of earnout payments incurred in connection with any acquisition permitted under §9.5; provided that the Borrowers are in current compliance with and, after giving effect to the proposed incurrence of Indebtedness, will continue to be in compliance with all of the covenants in §§9 and 10 hereof as if the transaction occurred on the first day of the period of measurement; and
(q)    unsecured Indebtedness of BGI and its domestic Subsidiaries which are

Guarantors, including, without limitation, convertible notes, in each case, on terms no more restrictive than this Credit Agreement, and, in respect of convertible notes, with a maturity date later than the Maturity Date; provided that the Borrowers are in current compliance with and, after giving effect to the proposed incurrence of Indebtedness, will continue to be in compliance with all of the covenants in §§9 and 10 hereof as if the transaction occurred on the first day of the period of measurement.
Notwithstanding the foregoing, the aggregate amount of (i) Indebtedness of the Borrowers (under paragraphs (j) or (l)) secured by Liens plus (ii) Indebtedness of the Borrowers’ Subsidiaries (under paragraphs (e), (f), (j), (l) or (o)) shall not exceed fifteen percent (15%) of Consolidated Total Assets of the Borrowers, determined as of the end of the then most recently completed fiscal year of the Borrowers. For the avoidance of doubt, the parties acknowledge and agree that if Indebtedness permitted in any subsection of this Section 9.1 is permitted to be incurred by BGI and/or any of its Subsidiaries, and BGI guarantees the obligations of any Subsidiary in respect of such Indebtedness, the BGI Guaranty shall not increase the amount of Indebtedness deemed incurred under such subsection.
9.2.    Restrictions on Liens.
9.2.1.    Permitted Liens. None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any receivables with or without recourse; provided that any of the Borrowers or any of their Subsidiaries may create or incur or suffer to be created or incurred or to exist:
(i)    Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens to secure claims for labor, material or supplies in respect of obligations not overdue;
(ii)    deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;
(iii)    Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;
(iv)    Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties in existence less than 180 days from the date of creation thereof in respect of obligations not overdue;
(v)    encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of such Borrower or its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;
(vi)    Liens securing Indebtedness permitted under §9.1(g);
(vii)    Liens on assets that are the subject of Sale Leaseback Transactions permitted under §9.1(n);
(viii)    Other Liens in existence on the Closing Date and listed in Schedule 9.2;
(ix)    Liens securing acquired indebtedness under §9.1(j), provided that such Liens secured such Indebtedness prior to the related acquisitions and are not spread to cover any additional assets or Indebtedness, and are not in violation of the penultimate sentence of §9.1; and
(x)    Other Liens in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.
Each of the Borrowers covenants and agrees that if any of its Subsidiaries shall create or assume any Lien upon any of its respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent shall have been obtained from the Lenders), such Borrower will make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured. The covenants of each of the Borrowers contained herein shall only be in effect for so long as such Borrower shall be similarly obligated under any other Indebtedness. An Event of Default shall occur for so long as such other Indebtedness becomes secured notwithstanding any actions taken by any of the Borrowers to ratably secure the Obligations hereunder.
9.2.2.    Restrictions on Negative Pledges and Upstream Limitations. None of the Borrowers will, nor will permit any of its Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits such Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of such Borrower to pay or make dividends or distributions in cash or kind to such Borrower, to make loans, advances or other payments of whatsoever nature to such Borrower, or to make transfers or distributions of all or any part of its assets to such Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §9.2.1, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Borrower or such Subsidiary in the ordinary course of its business and (iii) any negative pledges granted in the Existing Senior Debt.
9.3.    Restrictions on Investments. None of the Borrowers will, nor will permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
(a)    marketable direct or guaranteed obligations of the United States of America or Canada, or marketable obligations of any instrumentality or agency thereof, the payment of the principal and interest of which is unconditionally guaranteed by the United States of America or Canada;
(b)    certificates of deposit or other obligations issued by, or bankers’ acceptances of, any bank or trust company organized under the laws of Brazil, Singapore, the Federal Republic of Germany, France, the United Kingdom, Japan, Canada or the United States of America or any state thereof (including foreign branches of any such bank or trust company) and having capital, surplus and undivided profits in excess of $100,000,000;
(c)    securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof with a maturity not in excess of 270 days from the date of acquisition thereof and that at the time of purchase have been rated and the ratings for which are not less than “P 2” if rated by Moody’s, and not less than “A 2” if rated by S&P;
(d)    In the case of any foreign Subsidiary, but only with respect to countries in which such Subsidiary exists, such Investments of a comparable quality and term to the other Investments permitted by clauses (a), (b) and (c) of this §9.3 as are usually made in the jurisdiction or jurisdictions in which the business of such foreign Subsidiary is principally conducted by prudent corporate investors in like circumstances;
(e)    Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(f)    Investments existing on the date hereof in Subsidiaries; and other Investments existing on the date hereof and listed on Schedule 9.3 hereto;
(g)    Investments by BGI in Subsidiaries, including such Investments existing on the date hereof, not to exceed in the aggregate fifteen percent (15%) of Consolidated Total Assets; provided that the above limitation shall not apply with respect to (x) Investments made in order to effect acquisitions permitted under §9.5 or (y) Investments in Barnes Luxembourg or Barnes Switzerland or (z) Investments in Guarantors; and provided further that notwithstanding any provision set forth in this §9.3 to the contrary, Investments in the Luxembourg Subsidiaries other than Barnes Luxembourg, other than amounts being held for application to the account of BGI, Barnes Luxembourg or Barnes Switzerland, shall be limited to $100,000;
(h)    Investments consisting of permitted acquisitions under §9.5;
(i)    (A) Investments by Subsidiaries of BGI in BGI, provided that any Investment by Subsidiaries in BGI must be an equity Investment or expressly subordinated to the prior payment in full in cash of all Obligations on terms disclosed to and reasonably acceptable to the Administrative Agent prior to the incurrence thereof; and (B) Investments by Subsidiaries of BGI in other Subsidiaries of BGI;
(j)    Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding;
(k)    Investments in joint ventures; provided that the operation to be invested in is in a similar or related business and provided further that after giving effect to such joint venture, the Borrowers shall be in compliance, on a pro forma historical basis, with all financial covenants;
(l)    Investments arising from payments under the BGI Guaranty, Barnes Luxembourg Guaranty, Barnes Switzerland Guaranty or any Guaranty executed and delivered pursuant to §6.1 of this Credit Agreement;
(m)    Investments by BGI in Capital Stock of any Person, in an aggregate amount not to exceed $30,000,000 outstanding at any time;
(n)    Investments in respect of Restricted Payments permitted pursuant to §9.4; and
(o)    Investments by BGI arising from the repurchase or conversion of Subordinated Debt in compliance with §9.4.
9.4.    Restricted Payments. None of the Borrowers will, nor will permit any of their Subsidiaries to make any Restricted Payments except that (i) pursuant to §9.3(o), BGI may issue its Capital Stock or make cash payments upon the repayment or conversion, as applicable, of Subordinated Debt in accordance with the applicable subordination provisions of the written instruments evidencing such Subordinated Debt and (ii) so long as no Default or Event of Default then exists or would result from such payment, any of the Borrowers may (a) declare or pay any dividends, or (b) redeem, convert, retire or otherwise acquire shares of any class of its Capital Stock;

provided that with respect to clause (ii) of the foregoing, taking into account such Restricted Payment, the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall exceed the outstanding amount of Loans by $10,000,000 as of the date on which the Restricted Payment is made. Notwithstanding the above, any Subsidiary may make Distributions to the Borrowers and each of the Borrowers agrees that neither such Borrower nor any Subsidiary will enter into any agreement restricting Distributions from such Subsidiary to such Borrower.
9.5.    Merger, Consolidation and Disposition of Assets.
9.5.1.    Mergers and Acquisitions. None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of, or asset or stock acquisitions between existing Subsidiaries, mergers of existing Subsidiaries with and into any of the Borrowers, and asset or stock acquisitions by any of the Borrowers of the stock or assets of existing Subsidiaries, and except as otherwise provided in this §9.5.1. The Borrowers may purchase or otherwise acquire all or substantially all of the assets or stock or other equity interests of any other Person provided that:
(a)    the Borrowers are in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of the covenants in §9 hereof as if the transaction occurred on the first day of the period of measurement; provided that, to the extent such acquisition will be included as an Acquired Business, the Administrative Agent shall have received an Officer’s Certificate certifying compliance with §§10.1-10.3 on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement and the related documentation showing the estimated calculations (subject to any adjustments) made in determination thereof;
(b)    at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;
(c)    the business to be acquired is similar to the business conducted by BGI, or businesses reasonably related or incidental thereto;
(d)    not later than seven (7) days prior to the proposed acquisition date, notice of any proposed acquisition with an aggregate consideration (including assumption of indebtedness) of more than $30,000,000, together with all information reasonably requested by the Administrative Agent with respect to such acquisition (including without limitation, historical financial statements and due diligence summaries) shall have been furnished to the Administrative Agent;
(e)    the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;

(f)    if such acquisition is made by a merger, BGI (or a wholly-owned Subsidiary of BGI) shall be the surviving entity; and
(g)    the total consideration to be paid in connection with any acquisition or series of related acquisitions, in the form of cash and assumption of debt with respect to any such acquisition or series of related acquisitions, shall not exceed $200,000,000 without the consent of the Administrative Agent and the Required Lenders.
9.5.2.    Disposition of Assets. None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than transfers of assets between such Borrower and Subsidiaries of such Borrower that would be permitted Investments under §9.3, transfers of assets from a Subsidiary of such Borrower to another Subsidiary of such Borrower, the sale of inventory or discounted receivables, the sale of receivables in connection with accounts receivable securitizations permitted under 9.1(o), the licensing of intellectual property, leases of property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; provided. however, that in any fiscal year, the Borrowers may dispose of up to ten percent (10%) of its Consolidated Total Assets (calculated as of the most recent quarter end prior to any proposed disposition) in the aggregate, based on the fair market value or book value, of such assets being sold or otherwise disposed of, whichever is greater.
9.6.    Sale and Leaseback. BGI will not, and will not permit any of its domestic Subsidiaries to, enter into any Sale Leaseback Transaction, except to the extent the Indebtedness incurred in connection with such Sale Leaseback Transaction and any related Lien is permitted under §§9.1(n) and 9.2.1(vii).
9.7.    Compliance with Environmental Laws. Except to the extent required by the day-to-day operations of each of the Borrowers and its Subsidiaries, and in all instances in compliance in all material respects with all applicable Environmental Laws, none of the Borrowers will knowingly, and will not knowingly permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate.
9.8.    Business Activities. None of the Borrowers will, nor will permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in similar or related businesses.
9.9.    Fiscal Year. None of the Borrowers will, nor will permit any of its Subsidiaries to, change the date of the end of its fiscal year from that set forth in §7.4.1.

9.10.    Transactions with Affiliates. None of the Borrowers will, nor will permit any of its Subsidiaries to, engage in any transaction (except transactions which in any one calendar year do not involve in the aggregate an amount in excess of $500,000) with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of such Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.
9.11.    Optional Payment of Subordinated Debt. None of the Borrowers will, nor permit any of their Subsidiaries to make any Optional Subordinated Payment, unless (i) no Default or Event of Default then exists or would result from such Optional Subordinated Payment and (ii) taking into account such Optional Subordinated Payment, the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall exceed the outstanding amount of Loans by $10,000,000 as of the date on which such Optional Subordinated Payment is made.
10.    FINANCIAL COVENANTS.
Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:
10.1.    Interest Coverage. As of the end of any fiscal quarter, the Borrowers will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the four (4) consecutive fiscal quarters then ending to be less than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
12/31/2011 -- 9/30/2013	4.25:1
12/31/2013 -- Thereafter	4.50:1

10.2.    Leverage Ratio. As of the end of any fiscal quarter, the Borrowers will not permit the ratio of Consolidated Total Debt (excluding, for purposes of calculation of the Leverage Ratio, reverse interest rate swap contracts) as at such date to Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending (the “Leverage Ratio”) to be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
12/31/2011 -- 9/30/2013	4.00:1
12/31/2013 -- Thereafter	3.75:1

10.3.    Senior Leverage Ratio. As of the end of any fiscal quarter, the Borrowers will not permit the ratio of Consolidated Senior Debt (excluding, for purposes of calculation of the Senior Leverage Ratio, reverse interest rate swap contracts) as at such date to Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending (the “Senior Leverage Ratio”) to be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
12/31/2011 -- 9/30/2013	3.25:1
12/31/2013 -- Thereafter	3.00:1

11.    CLOSING CONDITIONS.
The obligations of the Lenders to make the initial Loans, and of the Administrative Agent to issue any initial Letters of Credit, shall be subject to the satisfaction of the following conditions precedent:
11.1.    Loan Documents, Etc. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.
11.2.    Certified Copies of Governing Documents. Each of the Lenders shall have received from each of the Borrowers a copy, certified by a duly authorized officer of such Borrower to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.
11.3.    Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by each of the Borrowers of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.
11.4.    Incumbency Certificate. Each of the Lenders shall have received from each of the Borrowers an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, each of the Loan Documents; (b) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action under the Loan Documents.
11.5.    Solvency Certificate. Each of the Lenders shall have received an officer’s certificate of BGI dated as of the Closing Date, signed on behalf of BGI (and not individually), as to the solvency of BGI and its Subsidiaries on a consolidated basis following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.
11.6.    Opinions of Counsel. Each of the Lenders and the Administrative Agent shall have received (a) favorable legal opinions, including without limitation as to the matters set forth in §6.2 hereto, addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from Claudia S. Toussaint, General Counsel, and McDermott, Will & Emery LLP, special counsel to the Borrowers, (b) a favorable legal opinion, addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from Weidema van Tol, special Luxembourg counsel to the Borrowers and (c) a favorable legal opinion, addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from Vischer LLC, special Swiss counsel to the Borrowers.
11.7.    Payment of Fees. The Borrowers shall have paid to the Lenders or the Administrative Agent, as appropriate, all the Fees due on the Closing Date, including without limitation (a) the Administrative Agent’s Fee, and (b) the upfront fee payable to the Administrative Agent for the account of the Lenders pursuant to the Fee Letter (the “Upfront Fee”).
11.8.    Financial Statements. The Administrative Agent shall have received copies of financial statements for the fiscal quarter ending June 30, 2011 and a Compliance Certificate for such fiscal quarter end, and the Administrative Agent shall be satisfied that such financial statements fairly present the financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal period then ended.
11.9.    Existing Credit Agreement. All loans under the Existing Credit Agreement shall be converted to Loans under this Credit Agreement, all letters of credit thereunder shall be Existing Letters of Credit hereunder, the commitments of lenders under the Existing Credit Agreement who are not party to this Credit Agreement shall have been terminated and all commitments thereunder of the Lenders party to this Credit Agreement shall be evidenced only by this Credit Agreement.
11.10.    Interest and Fees under Existing Credit Agreement. All interest and fees and expenses, if any, including outstanding commitment fees, letter of credit fees or facility fees, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid on the Closing Date.
12.    CONDITIONS TO ALL BORROWINGS.
The obligations of the Lenders to make the Loans, and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
12.1.    Representations True; No Default or Event of Default. Each of the representations and warranties of any of the Borrowers contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not resulted and would not be reasonably likely to result in a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.
12.2.    No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.
12.3.    Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto (including the financial projections delivered to the Administrative Agent) shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.
12.4.    No Material Adverse Change. No change in the business, properties, assets or financial condition of the Borrowers and their Subsidiaries taken as a whole which would be reasonably likely to result in a Material Adverse Effect shall have occurred since the Balance Sheet Date.
12.5.    Alternative Currencies. In the case of a Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan to be denominated in the relevant Alternative Currency.
13.    EVENTS OF DEFAULT; ACCELERATION; ETC.
13.1.    Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur and be continuing:
(a)    BGI shall fail to pay any principal of the Loans or any Reimbursement Obligation in respect of Letters of Credit, Barnes Luxembourg shall fail to pay any principal of the Barnes Luxembourg Loans or any Reimbursement Obligation in respect of Letters of Credit issued for the account of Barnes Luxembourg, or Barnes Switzerland shall fail to pay any principal of the Barnes Switzerland Loans or any Reimbursement Obligation in respect of Letters of Credit issued for the account of Barnes Switzerland, in the currency required hereunder, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)    BGI shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, Barnes Luxembourg shall fail to pay any interest on the Barnes Luxembourg Loans, any Fees or other sums due and payable by Barnes Luxembourg hereunder or under any of the other Loan Documents, or Barnes Switzerland shall fail to pay any interest on the Barnes Switzerland Loans, any Fees due and payable by Barnes Switzerland, or other sums due and payable by Barnes Switzerland hereunder or under any of the other Loan Documents, in each case within five (5) Business Days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c)    any of the Borrowers shall fail to comply with any of its covenants contained in §§8.1, 8.4, 8.5.1, the first sentence of 8.6, 8.12, 8.13, Article 9 or Article 10;
(d)    any of the Borrowers shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for thirty (30) days after written notice of such failure has been given to such Borrower by the Administrative Agent;
(e)    any representation or warranty of any of the Borrowers in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement, shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(f)    any of the Borrowers or any of their Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Lease, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Lease in each case in excess of $20,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;
(g)    any of the Borrowers or any Significant Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Borrower or such Significant Subsidiary or of any substantial part of the assets of such Borrower or such Significant Subsidiaries or shall commence any case or other proceeding relating to such Borrower or such Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of the Borrowers or any Significant Subsidiary and such Borrower or such Significant Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;
(h)    a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of the Borrowers or any Significant Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of the Borrowers or any Subsidiary of the Borrowers in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
(i)    there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, any final judgment against any of the Borrowers or any of their Subsidiaries that, with other outstanding final judgments, undischarged, against any of the Borrowers or any of their Subsidiaries exceeds in the aggregate $20,000,000;
(j)    if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Borrowers or their stockholders or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
(k)    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under §4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $20,000,000; or
(l)    any of the Borrowers or any Significant Subsidiary shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;
(m)    there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower or any Significant Subsidiary if such event or circumstance is not covered by business interruption insurance and could reasonably be foreseen to have a Material Adverse Effect;
(n)    there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of the

Borrowers’ Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;
(o)    a Change of Control shall occur;
then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §§13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.
13.2.    Termination of Commitments. If any one or more of the Events of Default specified in §13.1(g) or §13.1(h) shall occur and be continuing, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrowers of any of the Obligations.
13.3.    Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §13.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.
14.    THE ADMINISTRATIVE AGENT.

14.1.    Authorization.
(a)    Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under any of the other Loan Documents and any related documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.
(b)    The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders;
(c)    As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.
(d)    The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this §14 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this §14 included the Issuing Bank with respect to such acts or omissions (and including any affiliates of the Issuing Bank and the officers, directors, employees, agents and attorneys-in-fact of the Issuing Bank and any affiliates), and (ii) as additionally provided herein with respect to the Issuing Bank.
(e)    The provisions of this §14 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and none of the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

14.2.    Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.
14.3.    No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability to any Lender for relying upon, any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. With respect to the Lenders, the Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, is contrary to any Loan Document or applicable law; provided further that, the Administrative Agent shall not be required to take any action (other than an action expressly required by this Credit Agreement to be taken by it under such circumstances) that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability. The Administrative Agent shall in all cases be fully protected, as against the Lenders, in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.
14.4.    No Representations.
14.4.1.    General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any of the Borrowers or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or to inspect any of the properties, books or records of any of the Borrowers or any of their Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any of the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of any of the Borrowers or any of their Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.
14.4.2.    Closing Documentation, Etc. For purposes of determining compliance with the conditions set forth in §11, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or each Co-Lead Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or each Co-Lead Arranger acting upon any Borrower’s account shall have received notice from such Lender not less than three days prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or each Co-Lead Arranger to such effect on or prior to the Closing Date.
14.5.    Payments.
14.5.1.    Payments to Administrative Agent. A payment by any of the Borrowers to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.
14.5.2.    Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
14.6.    Holders of Notes. The Administrative Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
14.7.    Indemnity. To the extent not reimbursed by the Borrowers, the Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its Affiliates (including any of the officers, directors, employees, agents and attorneys-in-fact of any thereof) (each an “Indemnified Party”) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which such Indemnified Party has not been reimbursed by the Borrowers as required by §16.3), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or such Indemnified Party’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by such Indemnified Party’s willful misconduct or gross negligence, or, in the absence of instruction or concurrence of the Required Lenders, breach of contract.
14.8.    Administrative Agent as Lender, Etc. In its individual capacity, Bank of America shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent. None of the Documentation Agents or Syndication Agents shall have any obligation, liability, responsibility or duty under this Credit Agreement or the other Loan Documents other than as a Lender hereunder.
14.9.    Resignation.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Provided that no Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrowers. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this §14.9. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this §14.9). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 14 and §14.9 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(b)    Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

14.10.    Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.
14.11.    Administrative Agent May File Proofs of Claim.
(a)    In case of the pendency of any receivership, insolvency, liquidation,

bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any of the Borrowers or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any of the Borrowers) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the terms of this Credit Agreement) allowed in such proceeding or under any such assignment; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel due the Administrative Agent under the terms of the Credit Agreement, and any other amounts due the Administrative Agent under the terms of this Credit Agreement.
(c)    Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

15.    ASSIGNMENT AND PARTICIPATION.
15.1.    General Conditions and Conditions to Assignment. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of §15.1.1, (ii) by way of participation in accordance with the provisions of §15.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of §15.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
15.1.1.    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(a)    Minimum Amounts.
(i)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(ii)    in any case not described in §15.1.1(a)(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, BGI otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(b)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (b) shall not apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(c)    Required Consents. No consent shall be required for any assignment except to the extent required by §15.1.1(a)(ii) and, in addition:
(i)    the consent of BGI (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that BGI shall be deemed to have consented to any such assignment with respect to any Loan unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(ii)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(iii)    the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(iv)    the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
(d)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(e)    No Assignment to Certain Persons. No such assignment shall be made (A) to BGI or any of BGI’s Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(f)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of BGI and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to §15.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§5.6, 5.9, 5.12, and 16.12 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance §15.4.
15.2.    Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:
(a)    other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,
(b)    the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
(c)    such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §7.4 and §8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;
(d)    such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;
(e)    such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;
(f)    such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender;
(g)    such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption;
(h)    such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit;
(i)    such assignee acknowledges that it has complied with the provisions of §5.2.3 to the extent applicable; and
(j)    such assignee represents and warrants that it is an Eligible Assignee.
15.3.    Register. The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

15.4.    Participations. Each Lender may sell participations to one or more Persons (other than to a Defaulting Lender or a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) except in the case of any such participation sold to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, each such participation shall be in an amount of not less than $5,000,000, or shall be in an amount of such Lender’s entire remaining Commitment and the Loans at the time owing to it, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers, (c) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (d) the Borrowers, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans subject to such participation, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Facility Fee or Letter of Credit Fees or other fees to which such Participant is entitled, or extend any regularly scheduled payment date for principal or interest with respect to Loans subject to such participation. Subject to §15.5, the Borrowers agree that each Participant shall be entitled to the benefits of §§5.2.2, 5.6, 5.7 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §15.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of §16.1 as though it were a Lender, provided such Participant agrees to be subject to §16.1 as though it were a Lender.
15.5.    Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under §§5.2.2, 5.6 and 5.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.
15.6.    Participant Affiliated with the Borrowers. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a Participant, and such Participant is any Borrower or an Affiliate of any Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §13.1 or §13.2 to the extent that such participation is beneficially owned by any Borrower or any Affiliate of any Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.
15.7.    Miscellaneous Assignment Provisions. Any Lender may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Credit Agreement

(including all or any portion of its Notes) to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a fund that invests in bank loans, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such fund as security for such obligations or securities or any institutional custodian for such fund or for such lender. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this §15. No such pledge or the enforcement thereof shall release the pledgor Lender from any of its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Borrowers or Administrative Agent hereunder.
15.8.    Resignation After Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to §15.1, Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as Issuing Bank and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as Issuing Bank or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Unpaid Reimbursement Obligations plus the Maximum Drawing Amount with respect thereto (including the right to require the Lenders to make Base Rate Loans or make payments with respect to Reimbursement Obligations). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to §2.9.
15.9.    Replacement of Non-Extending Lenders. If any Lender is a Non-Extending Lender under §3.4, then BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, may at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, this §15), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the applicable Borrower, shall have paid to the Administrative Agent the assignment fee specified in this §15;
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan

Documents (including any amounts under §16.3) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c)    such assignment does not conflict with applicable laws.
16.    PROVISIONS OF GENERAL APPLICATIONS.
16.1.    Setoff. Each Borrower hereby grants to the Administrative Agent, each of the Lenders and each Lender Affiliate, a right of setoff as security for all of its liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, (i) if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or any Lender Affiliate to BGI and any securities or other property of BGI in the possession of such Lender or any Lender Affiliate may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of BGI to such Lender, (ii) if any of the Barnes Luxembourg Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or any Lender Affiliate to Barnes Luxembourg and any securities or other property of Barnes Luxembourg in the possession of such Lender or any Lender Affiliate may be applied to or set off by such Lender against the payment of the Barnes Luxembourg Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Barnes Luxembourg to such Lender or (iii) if any of the Barnes Switzerland Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or any Lender Affiliate to Barnes Switzerland and any securities or other property of Barnes Switzerland in the possession of such Lender or any Lender Affiliate may be applied to or set off by such Lender against the payment of the Barnes Switzerland Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Barnes Switzerland to such Lender; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of §5.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff;. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BGI, BARNES LUXEMBOURG OR BARNES SWITZERLAND, AS THE CASE MAY BE, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY

WAIVED. Each of the Lenders agrees with each other Lender that if such Lender shall receive from BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against BGI, Barnes Luxembourg and/or Barnes Switzerland, as the case may be, at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
16.2.    Expenses. The Borrowers agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or any of the Lenders (other than taxes based upon the Administrative Agent’s or any Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Administrative Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any collateral, (f) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (g) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (x) the enforcement of or preservation of rights under any of the Loan Documents against any of the Borrowers or any of their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (y) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with any of the Borrowers or any of their Subsidiaries, and (h) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings. The covenants contained in this §16.2 shall survive payment or satisfaction in full of all other obligations.
16.3.    Indemnification. Each of the Borrowers and the Guarantors agrees to indemnify and hold harmless the Administrative Agent, the Lenders and their respective Affiliates, officers, directors and employees (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by any of the Borrowers or any their Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any of the Borrowers or any of their Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to any of the Borrowers and any of their Subsidiaries and each such Borrower’s or Subsidiary’s respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Indemnitee shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks or other similar information transmission systems in connection with this Credit Agreement or for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except, in each case, to the extent such damages are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or breach of contract relating to its treatment or handling of such Intralinks information, electronic telecommunications or other information transmission system. If, and to the extent that the obligations of the Borrowers under this §16.3 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §16.3 shall survive payment or satisfaction in full of all other Obligations.
16.4.    Treatment of Certain Confidential Information.

16.4.1.    Confidentiality. Each of the Lenders and the Administrative Agent agrees to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any of the Borrowers or any of their Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such non-public information and instructed to keep such non-public information confidential), (b) after such information shall have become public other than through a violation of this §16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrowers who is not bound by obligations of confidentiality to the Borrowers, (c) to the extent required by statute, rule, regulation or judicial process, (d) to counsel for any of the Lenders or the Administrative Agent, (e) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (f) to the Administrative Agent, any Lender or, solely in connection with this Credit Agreement and the transactions contemplated hereby, any Financial Affiliate, (g) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (h) solely in connection with this Credit Agreement and the transactions contemplated hereby, to a Lender Affiliate or a Subsidiary or Affiliate of the Administrative Agent (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (i) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §16.4 or (j) with the consent of the Borrowers. Moreover, each of the Administrative Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrowers to refer to any of the Borrowers and any of their Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lender or such Financial Affiliate and, for such purpose, the Administrative Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrowers or any of their Subsidiaries or any of their businesses; provided that the Borrowers be provided with notice and opportunity to review such use to ensure consistency of presentation.
16.4.2.    Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency)

or pursuant to legal process.
16.4.3.    Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrowers or any of their Subsidiaries. The obligations of each Lender under this §16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to any Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.
16.5.    Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any of the Borrowers or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement, subject to, in each case the applicable statute of limitations. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of any of the Borrowers or any of their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder.
16.6.    Notices, Etc.
16.6.1.    Notices Generally. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:
(a)    if to BGI, at 123 Main Street, P.O. Box 489, Bristol, Connecticut 06010, Attention: Treasurer, or at such other address for notice as BGI shall last have furnished in writing to the Administrative Agent, with a copy to 123 Main Street, Bristol, Connecticut 06011, Attention: General Counsel;
(b)    if to Barnes Luxembourg, at 102, rue des Maraîchers, L-2124 Luxembourg, Grand-Duchy of Luxembourg, Attention: Manager, or at such other address for notice as Barnes Luxembourg shall last have furnished in writing to the Administrative Agent, with a copy to BGI, 123 Main Street, Bristol, Connecticut 06010, Attention: General Counsel;

(c)    if to Barnes Switzerland, at 1426 Palm Grove Villas, Four Seasons Estate, Nevis, West Indies, Attention: Treasurer, or at such other address for notice as Barnes Switzerland shall last have furnished in writing to the Administrative Agent, with a copy to BGI, 123 Main Street, Bristol, Connecticut 06010, Attention: General Counsel;
(d)    if to the Administrative Agent or the Issuing Bank, at the addresses set forth on Schedule 16.6.1 hereto, or such other address for notice as the Administrative Agent or the Issuing Bank shall last have furnished in writing to the Person giving the notice; and
(e)    if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.
Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under the Notes or any Letter of Credit Applications, even if otherwise required to be in writing under other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
16.6.2.    Electronic Communications.
Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to §§2.6, 3.3 and 4.1. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to reasonably rely and act in good faith upon any notices (including telephonic Loan Requests, including requests for Swing Line Loans) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the directors, officers, employees, agents and advisors of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person pursuant to this §16.6 on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
16.7.    GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS

UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. EACH BORROWER CONSENTS AND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER IN ACCORDANCE WITH LAW AT THE ADDRESS SPECIFIED IN §16.6. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.
16.8.    Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
16.9.    Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.
16.10.    Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.
16.11.    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER, THE ADMINISTRATIVE AGENT OR ANY AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER, THE ADMINISTRATIVE AGENT OR SUCH AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT, AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BECAUSE OF, AMONG OTHER THINGS, SUCH BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.
16.12.    Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers or any of their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:
(a)    without the written consent of the Borrowers and each Lender directly affected thereby:
(i)    reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Facility Fee or Letter of Credit Fees or diminish or eliminate indemnity or reimbursement rights in favor of such Lender;
(ii)    increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;
(iii)    postpone or extend the Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender, or extend the termination of any Letters of Credit for which such Lender has a Letter of Credit Participation beyond the Loan Maturity Date;
(iv)    amend §14.5.1;
(b)    without the written consent of all of the Lenders, release any of the Significant Subsidiaries from its guaranty obligations under the Guaranty to which it is a party (it being understood that this limitation shall not apply to any release related to transactions permitted by §9.5), release BGI, Barnes Luxembourg or Barnes Switzerland from their guaranty obligations under the BGI Guaranty, Barnes Luxembourg Guaranty or Barnes Switzerland Guaranty, as the case may be, amend or waive this §16.12 or the definition of Required Lenders (it being understood that the addition of one or more additional credit facilities, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, Letters of Credit, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Lenders shall require only the approval of the Required Lenders);
(c)    without the written consent of each Lender, amend §1.5 or the definition of

“Alternative Currency”; and
(d)    without the written consent of the Administrative Agent, amend or waive §14, the amount or time of payment of the Administrative Agent’s Fee or any Letter of Credit Fees payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent.
No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
If a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with § 5.11; provided that such amendment, waiver, consent or release may be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).
16.13.    Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction. Without limiting the foregoing provisions of this §16.13, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

16.14.    USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.
16.15.    Liability for the Obligations.
(a)    Notwithstanding anything herein to the contrary, BGI covenants and agrees that all Obligations with respect to all Loans, Reimbursement Obligations and any other Obligations payable to the Administrative Agent or any of the Lenders shall constitute the obligations of BGI individually.
(b)    Notwithstanding any other provision hereof or of any other Loan Document, Barnes Luxembourg shall have no liability for any Obligations other than the Barnes Luxembourg Obligations, or for any other liability or obligation of BGI.
(c)    Notwithstanding any other provision hereof or of any other Loan Document, Barnes Switzerland shall have no liability for any Obligations other than the Barnes Switzerland Obligations, or for any other liability or obligation of BGI.
(d)    The aggregate liability of Barnes Switzerland under any security, guaranty, joint liability, representation, warranty, undertaking, indemnity, parallel debt, postponement and subordination or other obligation incurred in connection with any of the Loan Documents (including, without limitation, the Barnes Switzerland Guaranty) for, or with respect to, obligations of any other Borrower (other than its wholly owned Subsidiaries) shall be limited to the maximum amount of Barnes Switzerland's freely disposable shareholder equity available for distribution as dividends to the shareholders of Barnes Switzerland at the time of the start of the proceedings for enforcement of the relevant obligation, which amount: (i) shall be determined in accordance with Swiss law and on the basis of an audited annual or interim balance sheet of Barnes Switzerland; (ii) shall be approved as distribution by a duly convened meeting of the shareholders of Barnes Switzerland; and (iii) shall be subject to deduction of any applicable Swiss withholding tax.
16.16.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
17.    TRANSITIONAL ARRANGEMENTS.
17.1.    Existing Credit Agreement Superseded. This Credit Agreement shall on the Closing Date supersede the Existing Credit Agreement in its entirety, except as provided in this §17. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by the Credit Agreement.
17.2.    Return and Cancellation of Notes. Upon receipt by any Lender of its Notes hereunder on the Closing Date, any “Notes” of BGI or Barnes Switzerland held by such Lender pursuant to and as defined in the Existing Credit Agreement shall be deemed to be no longer outstanding. As soon as reasonably practicable after its receipt of its Notes hereunder on the Closing Date, each Lender will promptly return to BGI or Barnes Switzerland, as the case may be, marked “Substituted” or “Cancelled”, as the case may be, any notes of BGI or Barnes Switzerland held by such Lender pursuant to the Existing Credit Agreement.
17.3.    Fees Under Superseded Agreement. Commencing on the Closing Date and all periods going forward, the Facility Fee shall be payable by the Borrowers to the Administrative Agent for the account of the Lenders in accordance with §2.2.
18.    NO ADVISORY OR FIDUCIARY RESPONSIBILITY.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and each Co-Lead Arranger, are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and each Co-Lead Arranger, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Co-Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Co-Lead

Arranger has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and each Co-Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Co-Lead Arranger has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and each Co-Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.
BARNES GROUP INC.

By: /s/ Lawrence W. O’Brien
Name: Lawrence W. O’Brien
Title: Vice President, Treasurer

BARNES GROUP LUXEMBOURG (NO. 1) S.À R.L.
By: /s/ Christopher J. Stephens
For and on Behalf of Barnes Group Luxembourg (NO. 2) S.à.r.l.
In turn represented by Mr. Christopher J. Stephens, Jr. Its Class B Manager, duly authorized and empowered in this respect by the Board of Managers of Barnes Group Luxembourg (NO. 2) S.à.r.l.

BARNES GROUP SWITZERLAND GmbH, Nevis Branch
By: /s/ Christopher J. Stephens, Jr.
Name: Christopher J. Stephens, Jr.
Title: Manager

BANK OF AMERICA, N.A., individually, as a Lender, Issuing Bank and as Swing Line Lender
By: /s/ Jeffrey J. McLaughlin
Name: Jeffrey J. McLaughlin
Title: Managing Director

BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Paley Chen
Name: Paley Chen
Title: AVP

JPMORGAN CHASE BANK, N.A.
By: /s/ Peter M. Killsa
Name: Peter M. Killsa
Title: Sr. Vice President

RBS CITIZENS, NATIONAL ASSOCIATION
By: /s/ Stephen F. O’Sullivan
Name: Stephen F. O’Sullivan
Title: Senior Vice President

WELLS FARGO BANK, N.A.
By: /s/ Donald P. Schwartz
Name: Donald P. Schwartz
Title: Managing Director

BRANCH BANKING & TRUST COMPANY
By: /s/ Troy Weaver
Name: Troy Weaver
Title: Senior Vice President

SOVEREIGN BANK
By: /s/ A. Neil Sweeny
Name: A. Neil Sweeny
Title: Senior Vice President

THE BANK OF NEW YORK MELLON
By: /s/ Kenneth P. Sneider, Jr.
Name: Kenneth P. Sneider, Jr.
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH
By: /s/ Lillian Kim
Name: Lillian Kim
Title: Director

FIFTH THIRD BANK
By: /s/ Valerie Schanzer
Name: Valerie Schanzer
Title: Vice President

HSBC BANK USA, N.A.
By: /s/ Randolph E. Cates
Name: Randolph E. Cates
Title: Senior Relationship Manager

DBS BANK LTD.
By: /s/ James McWalters
Name: James McWalters
Title: General Manager

THE GOVERNOR & COMPANY OF THE BANK OF IRELAND
By: /s/ Orla Jones
Name: Orla Jones
Title: Authorised Signatory
By: /s/ Padraig Rushe
Name: Padraig Rushe
Title: Authorised Signatory

THE HUNTINGTON NATIONAL BANK
By: /s/ Chad A. Lowe
Name: Chad A. Lowe
Title: Vice President

THE NORTHERN TRUST COMPANY
By: /s/ Clifford Hoppe
Name: Clifford Hoppe
Title: Second Vice President

WEBSTER BANK, NATIONAL ASSOCIATION
By: /s/ Carol Carver
Name: Carol Carver
Title: Vice President

Schedule 1-A
Mandatory Cost Formulae
1.    The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)    the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or
(b)    the requirements of the European Central Bank.
2.    On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of either of the Borrowers or any Lender, deliver to such Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.
3.    The Additional Cost Rate for any Lender lending from a Eurocurrency Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender's participation in all Loans made from such Eurocurrency Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Eurocurrency Lending Office.
4.    The Additional Cost Rate for any Lender lending from a Eurocurrency Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300
Where:
“A”    is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
“B”    is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to §5.10) payable for the relevant Interest Period of such Loan.
“C”    is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”    is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.
“E”    is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.    For the purposes of this Schedule:
(a)    “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)    “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(c)    “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and
(d)    “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.    In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero.
7.    If requested by the Administrative Agent or any Borrower, each Lender with a Eurocurrency Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and such Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.
8.    Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)    the jurisdiction of the Eurocurrency Lending Office out of which it is making available its participation in the relevant Loan; and
(b)    any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.    The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Eurocurrency Lending Office in the same jurisdiction as its Eurocurrency Lending Office.
10.    The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11.    The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.
12.    Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
13.    The Administrative Agent may from time to time, after consultation with BGI and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Exhibit A
FORM OF
[[FIFTH] [FOURTH] [THIRD] [SECOND]]* REVOLVING CREDIT NOTE
[$]__________    ___________ ___, _______
FOR VALUE RECEIVED, the undersigned [Barnes Group Inc., a Delaware corporation]**/ [BARNES GROUP SWITZERLAND GmbH, a limited liability company organized under the laws of Switzerland, Nevis Branch]***/ [BARNES GROUP LUXEMBOURG (NO. 1) S.À R.L., a private limited company organized under the laws of Luxembourg]****/ (the “Borrower”), hereby promises to pay to the order of [____________], a[an] [___] (the “Lender”), at the Administrative Agent’s office at 100 Federal Street, Boston, Massachusetts 02110:
(a)    prior to or on the Loan Maturity Date the principal amount of _____ [DOLLARS ($___)] or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Lender to the Borrower pursuant to the Fifth Amended and Restated Revolving Credit Agreement dated as of September 27, 2011 (as amended and in effect from time to time, the “Credit Agreement”), by and among the Borrower, the Lender, Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) and other parties thereto;
(b)    the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and
(c)    interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the maturity date hereof at the times and at the rate provided in the Credit Agreement.
[This [_____] Amended and Restated Revolving Credit Note (this “Note”) constitutes the amendment and restatement in its entirety of the [_____] Amended and Restated Revolving Credit Note, dated as of [_____], issued by the Borrower to the Lender in the principal amount of [$______] (the “Prior Note”), and is in substitution therefor and an amendment and replacement thereof. Nothing herein shall be construed to constitute payment of the Prior Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of the Administrative Agent, the Lender, or any other Lender under the Credit Agreement.]∗∗∗∗∗
__________________________________
* Insert as appropriate if Note is a replacement of an Amended and Restated Revolving Credit Note, a Second Amended and Restated Revolving Credit Note, a Third Amended and Restated Revolving Credit Note, or a Fourth Amended and Restated Revolving Credit Note.
** Bracketed text to be inserted if Barnes Group Inc. is the Borrower executing and delivering this Note.
*** Bracketed text to be inserted if Barnes Group Switzerland GmbH is the Borrower executing and delivering this Note.
**** Bracketed text to be inserted if Barnes Group Luxembourg (No. 1) S.À R.L. is the Borrower executing and delivering this Note.
***** Insert as appropriate if Note is a replacement of an Amended and Restated Revolving Credit Note, a Second Amended and Restated Revolving Credit Note, a Third Amended and Restated Revolving Credit Note, or a Fourth Amended and Restated Revolving Credit Note.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Revolving Credit Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.
The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.
If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.
No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.
The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.
THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE BORROWER CONSENTS AND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE

BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §16.6 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed as of the date first above written.

[BARNES GROUP INC.
By: _____________________________
Name:

Title:
By: _____________________________
Name:

Title:	]**/
[BARNES GROUP SWITZERLAND GmbH, Nevis Branch
By: _____________________________
Name:

Title:	] ***/
[BARNES GROUP LUXEMBOURG (NO. 1) S.À R.L.
By: _____________________________
Name:

Title:	] ****/

		Amount of	Balance of
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Unpaid	Made By:

Exhibit B-1
FORM OF Loan Request
_________ __, ____
Bank of America, N.A., as Administrative Agent
100 Federal Street
Boston, Massachusetts 02110

Re:	[Loan] [Conversion] [Continuation] Request under the Fifth Amended and Restated Revolving Credit Agreement, dated as of September 27, 2011
Ladies and Gentlemen:
Reference is hereby made to that certain Fifth Amended and Restated Revolving Credit Agreement, dated as of September 27, 2011 (as the same may be amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (“BGI”), Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland, acting through its Nevis Branch (“Barnes Switzerland”), Barnes Group Luxembourg (No. 1) S.à r.l., a private limited company organized under the laws of Luxembourg (“Barnes Luxembourg” and, together with BGI and Barnes Switzerland, the “Borrowers”, and each individually a “Borrower”), Bank of America, N.A. (“Bank of America”) and the other lending institutions referred to therein as Lenders (collectively, the “Lenders”), Bank of America, as administrative agent (the “Administrative Agent”) for itself and the other Lenders party thereto, with J.P. Morgan Securities LLC and RBS Citizens, N.A., as co-syndication agents (the “Syndication Agents”) and Wells Fargo Bank, National Association, as documentation agent (the “Documentation Agent”). Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.
Pursuant to §2.6 of the Credit Agreement, the undersigned Borrower hereby requests that a Revolving Credit Loan consisting of a [Base Rate Loan in the principal amount of $__________] [Eurocurrency Rate Loan in the principal amount of [$][Alternative Currency]__________ with an Interest Period of [1] [2] [3] [6] months] be made on _________ __, 20__.
[Pursuant to §2.7 of the Credit Agreement, the undersigned Borrower hereby requests that the Revolving Credit Loans in the amount of [$][Alternative Currency]_______ which are currently [Base Rate][ Eurocurrency Rate] Loans be [converted to] [continued as] [Base Rate Loans] [Eurocurrency Rate Loans with an Interest Period of [1] [2] [3] [6] months] on _________ __, 20__.]
The undersigned Borrower understands that this request is irrevocable and binding on such Borrower and obligates such Borrower to accept the requested Revolving Credit Loan on such date. This Loan Request constitutes a certification that the conditions precedent set forth in §12 of the Credit Agreement to the making of the Revolving Credit Loans requested hereby have been satisfied as of the date hereof.
The undersigned Borrower hereby certifies (a) that [(i)] the aggregate outstanding principal amount of the Revolving Credit Loans plus the Maximum Drawing Amount plus all Unpaid

Reimbursement Obligations on today’s date is less than the Total Commitment after giving effect to this Loan Request [and (ii) the aggregate outstanding principal amount of all Loans denominated in Alternative Currencies after giving effect to this Loan Request is less than the Alternative Currency Sublimit], (b) that the proceeds of the requested Revolving Credit Loan will be used in accordance with the provisions of the Credit Agreement, (c) that each of the representations and warranties contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not resulted and would not be reasonably likely to result in a Material Adverse Effect, and to the extent that such representations and warranties related expressly to an earlier date) and (d) that no Default or Event of Default has occurred and is continuing.
Very truly yours,
[BARNES GROUP INC.
By:_____________________________
Name:
Title: ]*

[BARNES GROUP SWITZERLAND GmbH, Nevis Branch
By:_____________________________
Name:
Title: ]**

[BARNES GROUP LUXEMBOURG (No. 1) S.À R.L.
By:_____________________________
Name:
Title: ]** *

___________________________________________
* Bracketed text to be inserted if Barnes Group Inc. is submitting the Loan Request.
** Bracketed text to be inserted if Barnes Group Switzerland GmbH is submitting the Loan Request.
*** Bracketed text to be inserted if Barnes Group Luxembourg (No. 1) S.à r.l. is submitting the Loan Request.

Exhibit B-2
FORM OF swing line loan REQUEST
Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Fifth Amended and Restated Credit Agreement, dated as of September 27, 2011 (as the same may be amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (“BGI”), Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland, acting through its Nevis Branch (“Barnes Switzerland”), Barnes Group Luxembourg (No. 1) S.à r.l., a private limited company organized under the laws of Luxembourg (“Barnes Luxembourg” and, together with BGI and Barnes Switzerland, the “Borrowers”, and each individually a “Borrower”), Bank of America, N.A. (“Bank of America”) and the other lending institutions referred to therein as Lenders (collectively, the “Lenders”), Bank of America, as administrative agent (the “Administrative Agent”) for itself and the other Lenders party thereto, with J.P. Morgan Securities LLC and RBS Citizens, N.A., as co-syndication agents (the “Syndication Agents”) and Wells Fargo Bank, National Association, as documentation agent (the “Documentation Agent”). Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.
The undersigned hereby requests a Swing Line Loan:
1.    On     (a Business Day).
2.    In the amount of $    .
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of §2.9.1 of the Credit Agreement.
[BARNES GROUP INC.
By:
Name:
Title: ]*

[BARNES GROUP SWITZERLAND GmbH, Nevis Branch
By:
Name:
Title: ]**
___________________________________________
* Bracketed text to be inserted if Barnes Group Inc. is submitting the Loan Request.
** Bracketed text to be inserted if Barnes Group Switzerland GmbH is submitting the Loan Request.

[BARNES GROUP LUXEMBOURG (NO. 1) S.À R.L.
By:_____________________________
Name:
Title: ]** *

___________________________________________
*** Bracketed text to be inserted if Barnes Group Luxembourg (No. 1) S.à r.l. is submitting the Loan Request.

Exhibit C

FORM OF
COMPLIANCE CERTIFICATE

______ __, 20__

Bank of America, N.A., as Administrative Agent
and the Lenders referred to below
100 Federal Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

Reference is hereby made to that certain Fifth Amended and Restated Revolving Credit Agreement, dated as of September 27, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (“BGI”), Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland, acting through its Nevis Branch (“Barnes Switzerland”), Barnes Group Luxembourg (No. 1) S.à r.l., a private limited company organized under the laws of Luxembourg (“Barnes Luxembourg” and, together with BGI and Barnes Switzerland, the “Borrowers”, and each individually a “Borrower”), Bank of America, N.A. (“Bank of America”) and the other lending institutions listed on Schedule 1 thereto (the “Lenders”) and Bank of America, as administrative agent (the “Administrative Agent”) for itself and the Lenders, with J.P. Morgan Securities LLC and RBS Citizens, N.A., as co-syndication agents (the “Syndication Agents”) and Wells Fargo Bank, National Association, as documentation agent (the “Documentation Agent”). Capitalized terms used herein without definition shall have the same meanings herein as in the Credit Agreement.

This is a certificate delivered pursuant to §8.4(c) of the Credit Agreement for purposes of evidencing compliance with the financial covenants provided for in §10 of the Credit Agreement. This certificate has been duly executed by the principal financial or accounting officer of the Borrower.

To the best of the knowledge and belief of the undersigned: (a) each of the representations and warranties contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not resulted and would not be reasonably likely to result in a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date); (b) attached hereto as Appendix 1 and set forth in reasonable detail are computations evidencing compliance with the covenants contained in §10 of the Credit Agreement as of the date and for the applicable period to which the financial statements delivered herewith relate; (c) the information furnished in the calculations attached hereto was true, accurate, correct, and complete in all material respects as of the last day of such period and for such applicable period, as the case may be, subject to normal year end adjustments; (d) as of the date hereof, no Default or Event of Default has occurred or is continuing and (e) the annual financial statements delivered to the Lenders and the Administrative Agent herewith as required by §8.4 of the Credit Agreement were prepared in accordance with GAAP (except as required by a change in GAAP or as concurred to by the Accountants) and fairly present in all material respects the financial condition of BGI and its Subsidiaries as of the date thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this certificate as an instrument under seal as of the date first written above.

BARNES GROUP INC.
By:_____________________________
Name:
Title:

Appendix 1

COMPLIANCE CERTIFICATE

BARNES GROUP INC.

A.    Interest Coverage

1.    Consolidated EBITDA:

(A)    Consolidated Net Income of the Borrowers, their Subsidiaries and, without duplication, the Acquired Businesses (excluding, without duplication, (1) extraordinary gains and losses in accordance with GAAP, (2) gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses, and (3) gains or losses on discontinued operations) for the four (4) consecutive fiscal quarters ended on such date
$___________________

(B) The amount of interest expense, accrued (including, for the avoidance of doubt, imputed interest on convertible notes) or paid, during such period	$___________________

(C) To the extent deducted in computing such Consolidated Net Income of the Borrowers, their Subsidiaries and, without duplication, the Acquired Businesses, for such period:

(i) Income taxes	$___________________

(ii) Depreciation	$___________________

(iii) Amortization	$___________________

Sum of Items (i) through (iii)	$___________________

(D) Due diligence and transaction expenses in connection with acquisitions and Asset Sales permitted hereunder (whether or not consummated) in an amount not to exceed $500,000 for such period	$___________________

(E) Broker fees and success fees in connection with acquisitions and Asset Sales permitted hereunder in an amount not to exceed $6,000,000 in the aggregate over the term of this Credit Agreement	$___________________

Consolidated EBITDA (Sum of Items (A) through (E))	$___________________

2.	Consolidated Cash Interest Expense:

Consolidated Cash Interest Expense for the four (4) consecutive fiscal quarters then ending	$___________________

3.	Consolidated EBITDA to Consolidated Cash Interest Expense Ratio (Ratio of Item 1 to Item 2):

_____ : _____

4.
Consolidated EBITDA to Consolidated Cash Interest Expense Ratio (Interest Coverage) under §10.1 of the Credit Agreement during the period shall not be less than the applicable ratio set forth in the table below

For the Four Quarters Ending	Ratio
12/31/2011 -- 09/30/2013	4.25:1
12/31/2013 -- Thereafter	4.50:1

B.    Leverage Ratio

1. Consolidated Total Debt as at such date:

(A)    With respect to BGI and its Subsidiaries, without duplication, the aggregate amount of Indebtedness of BGI and its Subsidiaries, on a consolidated basis, outstanding on such date for the borrowed money or the deferred purchase price of property including, without limitation, in respect of any Synthetic Leases or Capitalized Leases (excluding reverse interest rate swap contracts)
$___________________

(B)    With respect to BGI and its Subsidiaries, without duplication, Indebtedness of the type referred to in B.1(A) of another Person (not including BGI or its Subsidiaries) guaranteed by BGI or its Subsidiaries
$___________________

Consolidated Total Debt (Item B.1(A) + Item (B).1(B))	$___________________

2.    Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending:

Consolidated EBITDA (See Item 1 of Interest Coverage above)	$___________________

3.    Consolidated Total Debt to Consolidated EBITDA Ratio (Ratio of Item 1 to Item 2)

_____ : _____

4.	Consolidated Total Debt to Consolidated EBITDA Ratio (Leverage Ratio) under §10.2 of the Credit Agreement during the period shall not be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
12/31/2011 -- 09/30/2013	4.00:1
12/31/2013 -- Thereafter	3.75:1

C.    Senior Leverage Ratio

1. Consolidated Senior Debt as at such date:

(A) Consolidated Total Debt as at such date (see Item 1 of Leverage Ratio above)	$___________________

(B) Subordinated Debt as at such date	$___________________

Consolidated Senior Debt (Item C.1(A) - Item C.1(B))	$___________________

2.    Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending:

Consolidated EBITDA (See Item 1 of Interest Coverage above)	$___________________

3.    Consolidated Senior Debt to Consolidated EBITDA Ratio (Ratio of Item 1 to Item 2)

_____ : _____

4.
Consolidated Senior Debt to Consolidated EBITDA Ratio (Senior Leverage Ratio) under §10.3 of the Credit Agreement during the period shall not be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
12/31/2011 -- 09/30/2013	3.25:1
12/31/2013 -- Thereafter	3.00:1

Exhibit D
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:    ______________________________
2.    Assignee:    ______________________________ [and is an Affiliate/Approved Fund of [identify Lender]]1
3.    Borrowers: Barnes Group Inc., Barnes Group Switzerland GmbH, Nevis Branch and Barnes Group Luxembourg (No. 1) S.à r.l.
4.    Administrative Agent:    Bank of America, N.A., as the administrative agent under the Credit Agreement

5.    Credit Agreement:    Fifth Amended and Restated Revolving Credit Agreement dated as of September 27, 2011, by and among Barnes Group Inc., Barnes Group Switzerland GmbH, Nevis Branch, Barnes Group Luxembourg (No. 1) S.à r.l. the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Bank, and Swing Line Lender, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBS Citizens, N.A., as Co-Lead Arrangers, J.P. Morgan Securities LLC and RBS Citizens, N.A., as Syndication Agents and Wells Fargo Bank, National Association, as Documentation Agent
_______________________
1Select as applicable.

6.    Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment2	CUSIP Number

Revolving Credit Loan	$______________	$______________	______________%	______________

[7.    Trade Date:    __________________]3
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Remainder of Page Intentionally Left Blank]

_______________________
* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By: _____________________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By: _____________________________
Title:

[Consented to and]4 Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent
By: _________________________________
Title:

[Consented to:]5
By: _________________________________

Title:

_______________________
4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrowers and/or other parties (e.g. Swing Line Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
FIFTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to §8.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E
FORM OF
GUARANTY
GUARANTY, dated as of [______ __, 20__], by [_____], a[an] [_____] (the “Guarantor”) in favor of (i) BANK OF AMERICA, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to a FIFTH AMENDED AND RESTATED Revolving Credit Agreement dated as of September 27, 2011 (as amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (“BGI”), Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland, acting through its Nevis Branch (“Barnes Switzerland”), Barnes Group Luxembourg (No. 1) S.à.r.l., a private .limited company organized under the laws of Luxembourg (“Barnes Luxembourg” and, together with BGI and Barnes Switzerland, collectively referred to herein as the “Company”), the Lenders, and the Administrative Agent, with J.P. Morgan Securities LLC and RBS Citizens, N.A., as co-syndication agents (the “Syndication Agents”) and Wells Fargo Bank, National Association, as documentation agent (the “Documentation Agent”) and (ii) each of the Lenders.
WHEREAS, the Company and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;
WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and
WHEREAS, the Guarantor wishes to guaranty the Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;
NOW, THEREFORE, the Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:
1.     Definitions. The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.
2.    Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to § 362(a) of the Federal Bankruptcy Code and the operation of §§ 502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder with respect to such Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.
3.    Guarantor’s Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay, in Dollars, to the Administrative Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.
4.    Waivers by Guarantor; Bank’s Freedom to Act. The Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

5.    Unenforceability of Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.
6.    Subrogation; Subordination.
6.1.    Waiver of Rights Against Company. Until the final payment and performance in full of all of the Obligations, the Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantor to the Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.
6.2.    Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. The Guarantor agrees that, while any default in the payment or performance of any of the Obligations exists, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Obligations shall have been paid in full or such default ceases to exist. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.
6.3.    Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor for the benefit of the Lenders and the Administrative Agent.
7.    Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.
8.    Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Administrative Agent or any Lender in order for the Guarantor to keep adequately informed of changes in the Company’s financial condition.
9.    Termination; Reinstatement. This Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantor’s intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in §16.6 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.
10.    Successors and Assigns. This Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §15 of the Credit Agreement. The Guarantor may not assign any of its obligations hereunder. Notwithstanding the foregoing, the Guarantor may assign its Obligations to the surviving entity in its merger with another domestic Subsidiary in accordance with §9.5 of the Credit Agreement, provided that no Event of Default exists and is continuing under the Credit Agreement.
11.    Joinder Agreement and Affirmation. To the extent requested by the Administrative Agent, the Guarantor will cause each Subsidiary [(excluding any foreign Subsidiaries)] assigned any of the Guarantor’s Obligations in accordance with §10, to execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, (a) a Joinder Agreement and Affirmation in the form of Annex I attached hereto, and (b) any other instruments and documents as the Administrative Agent may reasonably require, together with legal opinions in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of such Guaranty.

12.    Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
13.    Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §16.6 of the Credit Agreement, or at such address as either party may designate in writing to the other.
14.    Governing Law; Consent to Jurisdiction. THIS GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in §13. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.
15.    Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §15.
16.    Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.
[SUBSIDIARY]
By:_____________________________
Name:
Title:
Address:
_____________________________
_____________________________

Telex:

Annex I to Form of Guaranty
FORM OF
JOINDER AGREEMENT AND AFFIRMATION
This Joinder Agreement and Affirmation (this “Joinder Agreement”) is executed and delivered as of ________ ___, 20__, by [NEW SUBSIDIARY], a _______ corporation (the “New Subsidiary”), pursuant to §11 of the Guaranty, dated as ________ ___, 20__, as amended (as so amended, and as may be further amended and in effect from time to time, the “Guaranty”), by ________ in favor of (i) BANK OF AMERICA, N.A., as Administrative Agent for itself and the other Lenders which are or may become parties to a Fifth Amended and Restated Revolving Credit Agreement, dated as of September 2, 2011 (as amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (“BGI”), Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland, acting through its Nevis Branch (“Barnes Switzerland”), Barnes Group Luxembourg (No. 1) S.À R.L., a private limited company organized under the laws of Luxembourg (“Barnes Luxembourg” and, together with BGI and Barnes Switzerland, collectively referred to herein as the “Company”), the Lenders, and the Administrative Agent, with J.P. Morgan Securities LLC and RBS Citizens, N.A., as co-syndication agents (the “Syndication Agents”) and Wells Fargo Bank, National Association, as documentation agent (the “Documentation Agent”) and (ii) each of the Lenders. All capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
§1.    Joinder to Guaranty. The New Subsidiary hereby agrees to become a guarantor of the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all the Obligations and, by executing and delivering this Joinder Agreement, does hereby join and become a party to the Guaranty as a “Guarantor” (as defined in the Guaranty), assuming all of the obligations and liabilities of a “Guarantor” (as defined in the Guaranty) thereunder. The New Subsidiary hereby agrees to comply with, and be bound by, all of the terms and conditions of the Guaranty in all respects as an original guarantor thereunder, as if the New Subsidiary was an original signatory thereto, including without limitation, guaranteeing all Obligations arising or incurred after the Closing Date.
§2.    Effectiveness. This Joinder Agreement shall become effective upon the receipt by the Administrative Agent of facsimile copies of original counterparts (to be followed promptly by original counterparts) or original counterparts of this Joinder Agreement, duly authorized, executed and delivered by the New Subsidiary.
§3.    Governing Law. THIS JOINDER AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
§4.    Representations and Covenants. The New Subsidiary hereby represents and warrants to the Administrative Agent and each of the Lenders that its chief executive office and principal place of business is at the location set forth beneath its signature hereto.
§5.    Miscellaneous. The undersigned agrees that this Joinder Agreement shall be deemed to be, and is hereby made a part of the applicable Loan Documents as if set forth therein in full. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed as of the date first written above.
[NEW SUBSIDIARY]
By: _____________________________
Name:
Title:
Address:
_____________________________
_____________________________
_____________________________

Telex:_____________________________
Agreed and Accepted to as of this ____ day of _______ ,____ :
BANK OF AMERICA, N.A., as Administrative Agent

By:_____________________________
Name:
Title:

Exhibit F
BGI GUARANTY
BGI GUARANTY, dated as of September 27, 2011, by BARNES GROUP INC., a Delaware corporation (“BGI” or the “Guarantor”) in favor of (i) BANK OF AMERICA, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to a Fifth Amended and Restated Revolving Credit Agreement dated as of September 27, 2011 (as amended and in effect from time to time, the “Credit Agreement”), by and among BGI, Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland, acting through its Nevis Branch (“Barnes Switzerland”), Barnes Group Luxembourg (No. 1) S.á r.l., a private limited company organized under the laws of Luxembourg (“Barnes Luxembourg” and, together with Barnes Switzerland, each a “Company” and, collectively the “Companies”), the Lenders, and the Administrative Agent, J.P. Morgan Securities LLC and RBS Citizens, N.A., as co-syndication agents (the “Syndication Agents”) and Wells Fargo Bank, National Association, as documentation agent (the “Documentation Agent”) and (ii) each of the Lenders.
WHEREAS, the Companies and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;
WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Companies by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and
WHEREAS, the Guarantor wishes to guaranty each Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;
NOW, THEREFORE, the Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:
1.    Definitions. The terms “Barnes Luxembourg Obligations” and “Barnes Switzerland Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.
2.    Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations including all such which would become due but for the operation of the automatic stay pursuant to § 362(a) of the Federal Bankruptcy Code and the operation of §§ 502(b) and 506(b) of the Federal Bankruptcy Code. This BGI Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations, the obligations of the Guarantor hereunder with respect to such Barnes Luxembourg Obligations or Barnes Switzerland Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.
3.    Guarantor’s Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, in Dollars, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations, this BGI Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.
4.    Waivers by Guarantor; Bank’s Freedom to Act. The Guarantor agrees that the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Barnes Luxembourg Obligations or Barnes Switzerland Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of either Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Barnes Luxembourg Obligation or Barnes Switzerland Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against either Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Luxembourg Obligations or Barnes Switzerland Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Barnes Luxembourg Obligation or Barnes Switzerland Obligation; (iii) any change in the time, place or manner of payment of any of the Barnes Luxembourg Obligations or the Barnes

Switzerland Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Barnes Luxembourg Obligation or Barnes Switzerland Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations; (vi) the impairment of any collateral securing any of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.
5.    Unenforceability of Obligations Against Company.
5.1.    Unenforceability of Barnes Luxembourg Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Barnes Luxembourg Obligations, or if any of the Barnes Luxembourg Obligations have become irrecoverable from Barnes Luxembourg by reason of Barnes Luxembourg’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this BGI Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Barnes Luxembourg Obligations. In the event that acceleration of the time for payment of any of the Barnes Luxembourg Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Barnes Luxembourg, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Barnes Luxembourg Obligation shall be immediately due and payable by the Guarantor.
5.2.    Unenforceability of Barnes Switzerland Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Barnes Switzerland Obligations, or if any of the Barnes Switzerland Obligations have become irrecoverable from Barnes Switzerland by reason of the Barnes

Switzerland’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this BGI Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Barnes Switzerland Obligations. In the event that acceleration of the time for payment of any of the Barnes Switzerland Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Barnes Switzerland, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Barnes Switzerland Obligation shall be immediately due and payable by the Guarantor.
6.    Subrogation; Subordination.
6.1.    Waiver of Rights Against Each Company. Until the final payment and performance in full of all of the Barnes Luxembourg Obligations and Barnes Switzerland Obligations, the Guarantor shall not exercise and hereby waives any rights against either Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against either Company in respect of any liability of the Guarantor to such Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.
6.2.    Subordination. The payment of any amounts due with respect to any indebtedness of either Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations. The Guarantor agrees that, while any default in the payment or performance of any of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations exists, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations shall have been paid in full or such default ceases to exist. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Barnes Luxembourg Obligations or Barnes Switzerland Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations, as the case may be, without affecting in any manner the liability of the Guarantor under the other provisions of this BGI Guaranty.
6.3.    Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative

Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor for the benefit of the Lenders and the Administrative Agent.
7.    Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this BGI Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this BGI Guaranty and although such obligations may be contingent or unmatured.
8.    Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this BGI Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from each Company on a continuing basis all information desired by the Guarantor concerning the financial condition of such Company and that the Guarantor will look to such Company and not to the Administrative Agent or any Lender in order for the Guarantor to keep adequately informed of changes in such Company’s financial condition.
9.    Termination; Reinstatement. This BGI Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantor’s intention to discontinue this BGI Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Barnes Luxembourg Obligations or the Barnes Switzerland Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in §16.6 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6, with respect to any Barnes Luxembourg Obligations or Barnes Switzerland Obligations incurred or accrued prior to the receipt of such notice or any Barnes Luxembourg Obligations or Barnes Switzerland Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This BGI Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Barnes Luxembourg Obligation or Barnes Switzerland Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.
10.    Successors and Assigns. This BGI Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §15 of the Credit Agreement. The Guarantor may not assign any of its obligations hereunder.
11.    Amendments and Waivers. No amendment or waiver of any provision of this BGI Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
12.    Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §16.6 of the Credit Agreement, or at such address as either party may designate in writing to the other.
13.    Governing Law; Consent to Jurisdiction. THIS BGI GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this BGI Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in §12. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.
14.    Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS BGI GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §14.
15.    Miscellaneous. This BGI Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this BGI Guaranty shall be in addition to any other guaranty of or collateral security for any of the Barnes Luxembourg Obligations and the Barnes Switzerland Obligations. The invalidity or unenforceability of any one or more sections of this BGI Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this BGI Guaranty shall be equally applicable to the singular and plural forms of the terms defined.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Guarantor has caused this BGI Guaranty to be executed and delivered as of the date first above written.
BARNES GROUP INC.
By:_____________________________
Name:

Title:
Address:
123 Main Street
Bristol, CT 06010
Attention: General Counsel
Telex: (203) 578-2579

Exhibit G

BARNES LUXEMBOURG GUARANTY
BARNES LUXEMBOURG GUARANTY, dated as of September 27, 2011, by BARNES GROUP LUXEMBOURG (NO. 1) S.À R.L., a private limited company organized under the laws of Luxembourg (“Barnes Luxembourg” or the “Guarantor”) in favor of (i) BANK OF AMERICA, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to a Fifth Amended and Restated Revolving Credit Agreement dated as of September 27, 2011 (as amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation, Barnes Luxembourg, Barnes Switzerland GmbH, a limited liability company organized under the laws of Switzerland, acting through its Nevis Branch (“Barnes Switzerland”, or the “Company”), the Lenders, and the Administrative Agent, with J.P. Morgan Securities LLC and RBS Citizens, N.A., as co-syndication agents (the “Syndication Agents”) and Wells Fargo Bank, National Association, as documentation agent (the “Documentation Agent”) and (ii) each of the Lenders.
WHEREAS, the Company and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;
WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and
WHEREAS, the Guarantor wishes to guaranty the Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;
NOW, THEREFORE, the Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:
1.    Definitions. The term “Barnes Switzerland Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.
2.    Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Barnes Switzerland Obligations including all such which would become due but for the operation of the automatic stay pursuant to § 362(a) of the Federal Bankruptcy Code and the operation of §§ 502(b) and 506(b) of the Federal Bankruptcy Code. This Barnes Luxembourg Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Barnes Switzerland Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Barnes Switzerland Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Barnes Switzerland Obligations, the obligations of the Guarantor hereunder with respect to such Barnes Switzerland Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.
3.    Guarantor’s Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, in Dollars, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Barnes Switzerland Obligations, this Barnes Luxembourg Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.
4.    Waivers by Guarantor; Bank’s Freedom to Act. The Guarantor agrees that the Barnes Switzerland Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Barnes Switzerland Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Switzerland Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Barnes Switzerland Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Switzerland Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Barnes Switzerland Obligation; (iii) any change in the time, place or manner of payment of any of the Barnes Switzerland Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Barnes Switzerland Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Barnes Switzerland Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Barnes Switzerland Obligations; (vi) the impairment of any collateral securing any of the Barnes Switzerland Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.
5.    Unenforceability of Barnes Switzerland Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Barnes Switzerland Obligations, or if any of the Barnes Switzerland Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Barnes Luxembourg Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Barnes Switzerland Obligations. In the event that acceleration of the time for payment of any of the Barnes Switzerland Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Barnes Switzerland Obligation shall be immediately due and payable by the Guarantor.
6.    Subrogation; Subordination.
6.1.    Waiver of Rights Against Company. Until the final payment and performance in full of all of the Barnes Switzerland Obligations, the Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantor to the Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.
6.2.    Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Barnes Switzerland Obligations. The Guarantor agrees that, while any default in the payment or performance of any of the Barnes Switzerland Obligations exists, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Barnes Switzerland Obligations shall have been paid in full or such default ceases to exist. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Barnes Switzerland Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Barnes Switzerland Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Barnes Luxembourg Guaranty.
6.3.    Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor for the benefit of the Lenders and the Administrative Agent.

7.    Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Barnes Switzerland Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this Barnes Luxembourg Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this Barnes Luxembourg Guaranty and although such obligations may be contingent or unmatured.
8.    Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this Barnes Luxembourg Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Administrative Agent or any Lender in order for the Guarantor to keep adequately informed of changes in the Company’s financial condition.
9.    Termination; Reinstatement. This Barnes Luxembourg Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantor’s intention to discontinue this Barnes Luxembourg Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Barnes Switzerland Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in §16.6 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6, with respect to any Barnes Switzerland Obligations incurred or accrued prior to the receipt of such notice or any Barnes Switzerland Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Barnes Luxembourg Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Barnes Switzerland Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.
10.    Successors and Assigns. This Barnes Luxembourg Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Barnes Switzerland Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §15 of the Credit Agreement. The Guarantor may not assign any of its obligations hereunder.
11.    Amendments and Waivers. No amendment or waiver of any provision of this Barnes Luxembourg Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
12.    Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §16.6 of the Credit Agreement, or at such address as either party may designate in writing to the other.
13.    Governing Law; Consent to Jurisdiction. THIS BARNES LUXEMBOURG GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this Barnes Luxembourg Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in §12. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.
14.    Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS BARNES LUXEMBOURG GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §14.
15.    Miscellaneous. This Barnes Luxembourg Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Barnes Luxembourg Guaranty shall be in addition to any other guaranty of or collateral security for any of the Barnes Switzerland Obligations. The invalidity or unenforceability of any one or more sections of this Barnes Luxembourg Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Barnes Luxembourg Guaranty shall be equally applicable to the singular and plural forms of the terms defined.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Guarantor has caused this Barnes Luxembourg Guaranty to be executed and delivered as of the date first above written.
BARNES GROUP LUXEMBOURG (NO. 1) S.À R.L.
By:_____________________________
Name:

Title:
Address:
123 Main Street
Bristol, CT 06010
Attention: General Counsel
Telex: (203) 578-2579

Exhibit H
BARNES SWITZERLAND GUARANTY
BARNES SWITZERLAND GUARANTY, dated as of September 27, 2011, by BARNES GROUP SWITZERLAND GmbH, a limited liability company organized under the laws of Switzerland, acting through its Nevis Branch (“Barnes Switzerland” or the “Guarantor”) in favor of (i) BANK OF AMERICA, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to a Fifth Amended and Restated Revolving Credit Agreement dated as of September 27, 2011 (as amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation, Barnes Switzerland, Barnes Luxembourg (No. 1) S.á r.l., a private limited company organized under the laws of Luxembourg (“Barnes Luxembourg”, or the “Company”), the Lenders, and the Administrative Agent, with J.P. Morgan Securities LLC and RBS Citizens, N.A., as co-syndication agents (the “Syndication Agents”) and Wells Fargo Bank, National Association, as documentation agent (the “Documentation Agent”) and (ii) each of the Lenders.
WHEREAS, the Company and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;
WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and
WHEREAS, the Guarantor wishes to guaranty the Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;
NOW, THEREFORE, the Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:
1.    Definitions. The term “Barnes Luxembourg Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.
2.    Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Barnes Luxembourg Obligations including all such which would become due but for the operation of the automatic stay pursuant to § 362(a) of the Federal Bankruptcy Code and the operation of §§ 502(b) and 506(b) of the Federal Bankruptcy Code. This Barnes Switzerland Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Barnes Luxembourg Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Barnes Luxembourg Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Barnes Luxembourg Obligations, the obligations of the Guarantor hereunder with respect to such Barnes Luxembourg Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.
3.    Guarantor’s Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, in Dollars, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Barnes Luxembourg Obligations, this Barnes Switzerland Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.
4.    Waivers by Guarantor; Bank’s Freedom to Act. The Guarantor agrees that the Barnes Luxembourg Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Barnes Luxembourg Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Luxembourg Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Barnes Luxembourg Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Luxembourg Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Barnes Luxembourg Obligation; (iii) any change in the time, place or manner of payment of any of the Barnes Luxembourg Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Barnes Luxembourg Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Barnes Luxembourg Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Barnes Luxembourg Obligations; (vi) the impairment of any collateral securing any of the Barnes Luxembourg Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.
5.    Unenforceability of Barnes Luxembourg Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Barnes Luxembourg Obligations, or if any of the Barnes Luxembourg Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Barnes Switzerland Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Barnes Luxembourg Obligations. In the event that acceleration of the time for payment of any of the Barnes Luxembourg Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Barnes Luxembourg Obligation shall be immediately due and payable by the Guarantor.
6.    Subrogation; Subordination.
6.1    Waiver of Rights Against Company. Until the final payment and performance in full of all of the Barnes Luxembourg Obligations, the Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantor to the Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.
6.2    Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Barnes Luxembourg Obligations. The Guarantor agrees that, while any default in the payment or performance of any of the Barnes Luxembourg Obligations exists, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Barnes Luxembourg Obligations shall have been paid in full or such default ceases to exist. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Barnes Luxembourg Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Barnes Luxembourg Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Barnes Switzerland Guaranty.
6.3    Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor for the benefit of the Lenders and the Administrative Agent.
7.    Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Barnes Luxembourg Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this Barnes Switzerland Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this Barnes Switzerland Guaranty and although such obligations may be contingent or unmatured.
8.    Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this Barnes Switzerland Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Administrative Agent or any Lender in order for the Guarantor to keep adequately informed of changes in the Company’s financial condition.
9.    Limitation. Notwithstanding anything to the contrary in this Barnes Switzerland Guaranty, the aggregate liability of the Guarantor under this Barnes Switzerland Guaranty shall be limited to the maximum amount of the Guarantor’s freely disposable shareholder equity available for distribution as dividends to the shareholders of the Guarantor at the time of the start of the proceedings for enforcement of this Barnes Switzerland Guaranty, which amount (i) shall be determined in accordance with Swiss law and on the basis of an audited annual or interim balance sheet of the Guarantor; (ii) shall be approved as distribution by a duly convened meeting of the shareholders of the Guarantor; and (iii) shall be subject to deduction of any applicable Swiss withholding tax.
10.    Termination; Reinstatement. This Barnes Switzerland Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantor’s intention to discontinue this Barnes Switzerland Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Barnes Luxembourg Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in §16.6 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6, with respect to any Barnes Luxembourg Obligations incurred or accrued prior to the receipt of such notice or any Barnes Luxembourg Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Barnes Switzerland Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Barnes Luxembourg Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.
11.    Successors and Assigns. This Barnes Switzerland Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Barnes Luxembourg Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §15 of the Credit Agreement. The Guarantor may not assign any of its obligations hereunder.

12.    Amendments and Waivers. No amendment or waiver of any provision of this Barnes Switzerland Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
13.    Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §16.6 of the Credit Agreement, or at such address as either party may designate in writing to the other.
14.    Governing Law; Consent to Jurisdiction. THIS BARNES SWITZERLAND GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this Barnes Switzerland Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in §12. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.
15.    Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS BARNES SWITZERLAND GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §14.
16.    Miscellaneous. This Barnes Switzerland Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Barnes Switzerland Guaranty shall be in addition to any other guaranty of or collateral security for any of the Barnes Luxembourg Obligations. The invalidity or unenforceability of any one or more sections of this Barnes Switzerland Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Barnes Switzerland Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

IN WITNESS WHEREOF, the Guarantor has caused this Barnes Switzerland Guaranty to be executed and delivered as of the date first above written.
BARNES GROUP SWITZERLAND GmbH, Nevis Branch
By:_____________________________
Name:

Title:
Address:
1426 Palm Grove Villas
Four Seasons Estate
Nevis
West Indies
Attention: Treasurer
With a copy to:
Barnes Group Inc.
123 Main Street
Bristol, CT 06010
Attention: General Counsel
Telex: (203) 578-2579